Exhibit 10.1

FORM OF

SEPARATION AND DISTRIBUTION AGREEMENT

BY AND AMONG

FOREST OIL CORPORATION,

CANADIAN FOREST OIL LTD.,

AND

LONE PINE RESOURCES INC.

Dated as of                , 2011

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS	2

ARTICLE II	SEPARATION AND RELATED TRANSACTIONS	12

2.1	Separation Date	12
2.2	The Contribution	12
2.3	Separation Agreements	13

ARTICLE III	MUTUAL RELEASES; INDEMNIFICATION	13

3.1	Mutual Release of Pre-IPO Closing Date Claims	13
3.2	Indemnification by Lone Pine	15
3.3	Indemnification by Forest	15
3.4	Indemnification Obligations Net of Insurance Proceeds and Third—Party Proceeds	16
3.5	Procedures for Indemnification of Third—Party Claims	16
3.6	Additional Matters	18
3.7	Remedies Cumulative	18
3.8	Survival of Indemnities	19
3.9	Indemnification of Directors and Officers	19
3.10	Mitigation of Damages	19

ARTICLE IV	THE IPO AND ACTIONS PENDING THE IPO	19

4.1	Transactions Prior to the IPO	19
4.2	Use of Proceeds	20
4.3	Cooperation for IPO	20
4.4	Conditions Precedent to Consummation of the IPO	20

ARTICLE V	MATTERS RELATING TO THE SPIN-OFF	22

5.1	Spin-Off	22
5.2	Actions Prior to the Spin-Off	22
5.3	Conditions Precedent to Consummation of the Spin-Off	23
5.4	Stockholder-Related Matters Regarding the Spin-Off	23

ARTICLE VI	ARBITRATION; DISPUTE RESOLUTION	25

6.1	Agreement to Arbitrate	25
6.2	Escalation	25
6.3	Demand for Arbitration	26
6.4	Arbitrators	27
6.5	Hearings	27
6.6	Discovery and Certain Other Matters	28
6.7	Certain Additional Matters	29
6.8	Continuity of Service and Performance	29
6.9	Law Governing Arbitration Procedures	29

ARTICLE VII	COVENANTS AND OTHER MATTERS	29

7.1	Other Agreements	29

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7.2	Further Instruments	29
7.3	Provision of Corporate Records	30
7.4	Agreement for Exchange of Information	31
7.5	Financial Information	33
7.6	Auditors and Audits; Annual and Quarterly Statements and Accounting	42
7.7	Reserve Information	44
7.8	Assignment to Forest Transferee	45
7.9	Preservation of Legal Privileges	45
7.10	Confidentiality	46
7.11	Covenants Regarding Incurrence of Indebtedness	48
7.12	Non-Competition	48
7.13	Non-Solicitation of Employees	49
7.14	Conduct of Lone Pine Business between Separation Date and Spin-Off Date	49
7.15	Compliance with Legal Policies	50
7.16	Payment of Expenses	50
7.17	Public Communications	50
7.18	Risk Management	50
7.19	Other Covenants	50
7.20	Forest Guarantees	51

ARTICLE VIII	INSURANCE	51

8.1	Insurance Policies and Rights	51
8.2	Administration and Reserves	52
8.3	Allocation of Insurance Proceeds; Cooperation	53
8.4	Reimbursement of Expenses	53
8.5	No Reduction of Coverage	53
8.6	Shared Insurance Policies Other Than D&O, Fiduciary, and Employment Practices Liability	53
8.7	D&O, Fiduciary, and Employment Practices Liability	53

ARTICLE IX	MISCELLANEOUS	54

9.1	Construction	54
9.2	Conflicts with Other Separation Agreements	54
9.3	Limitation of Liability	54
9.4	Assignment	55
9.5	Entire Agreement	55
9.6	Notices	55
9.7	Governing Law	56
9.8	Termination	56
9.9	Severability	56
9.10	Amendment	56
9.11	Counterparts	56
9.12	Authority	57
9.13	Binding Effect	57
9.14	Waiver	57

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SEPARATION AND DISTRIBUTION AGREEMENT

THIS SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”) is entered into as of                     , 2011, by and among Forest Oil Corporation, a New York corporation (“Forest”), Canadian Forest Oil Ltd., an Alberta corporation (“CFOL”), and Lone Pine Resources Inc., a Delaware corporation and wholly-owned subsidiary of Forest (“Lone Pine” and, together with Forest and CFOL, the “parties”).  Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Article I hereof.

RECITALS

WHEREAS, Forest is the direct and/or indirect holder of all of the equity interests in each of (a) Lone Pine, (b) Wiser Oil Delaware LLC, a Delaware limited liability company (“Wiser Oil”), (c) Wiser Delaware LLC, a Delaware limited liability company (“Wiser Delaware” and, together with Wiser Oil, the “Wiser Entities”), and (d) CFOL;

WHEREAS, Forest directly holds (a) all of the membership interests of Wiser Oil, (b) 99% of the membership interests of Wiser Delaware, (c) 86.56% of the capital stock of CFOL, and (d) certain indebtedness owing by CFOL to Forest including in respect to the Promissory Note and Intercompany Advances (all of such property, excluding the Promissory Note and Intercompany Advances, referred to herein collectively as the “Contributed Interests”);

WHEREAS, the 1% membership interest in Wiser Delaware not held directly by Forest is held by Wiser Oil;

WHEREAS, the 13.44% of capital stock of CFOL not held directly by Forest is held 11.97% by Wiser Oil and 1.47% by Wiser Delaware;

WHEREAS, Forest has determined that for corporate non-tax business purposes it is desirable to separate CFOL from Forest;

WHEREAS, in connection with the separation of CFOL from Forest, Forest, CFOL, Lone Pine, and the Wiser Entities will enter into a plan of reorganization substantially in the form attached hereto as Exhibit A (the “Plan of Reorganization”);

WHEREAS, in connection with the separation of CFOL from Forest pursuant to the Plan of Reorganization, Forest desires to contribute to Lone Pine, and Lone Pine desires to accept, the Contributed Interests (the “Contribution”).  As a result of the Contribution, Lone Pine will directly and indirectly own 100% of CFOL and its wholly-owned subsidiary, Forest Oil Energy Corporation;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the parties hereto are entering into the other Separation Agreements (as defined below);

WHEREAS, promptly following the execution of the other Separation Agreements (as defined below), Lone Pine will undertake an initial public offering (the “IPO”) of its common stock in the United States pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended, and the IPO Prospectus (as defined below) included therein, and in certain jurisdictions of Canada pursuant to the Canadian Prospectus (as defined below);

WHEREAS, immediately following consummation of the IPO, Forest will own at least 80.1% of the Lone Pine Capital Stock;

WHEREAS, Forest and Lone Pine desire to maintain Forest’s ability to distribute to holders of Forest common stock the outstanding Lone Pine common stock then owned by Forest (the “Spin-Off”) in a manner that qualifies as a reorganization for U.S. federal income tax purposes and pursuant to which no gain or loss would be recognized by Forest or its U.S. resident shareholders under Sections 355 and 368(a)(1)(D) of the Code (as defined below).  Accordingly, this Agreement is intended to be, and is hereby adopted as, a plan of reorganization under Section 368 of the Code (as defined below);

WHEREAS, the parties intend that this Agreement, together with the other Separation Agreements (as defined below), will set forth the principal arrangements between them regarding the Contribution, the IPO, the Spin-Off, and their operations thereafter.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

The following terms used in this Agreement are defined as set forth below or in the sections indicated, as applicable:

“AAA” has the meaning set forth in Section 6.4.

“Action” means any demand, action, suit, countersuit, arbitration, inquiry, proceeding, or investigation by or before any federal, state, provincial, territorial, local, foreign, or international Governmental Authority or any arbitration or mediation tribunal.

An “Affiliate” of any Person means another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  For this purpose, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person controlled, whether through ownership of voting securities, by contract or otherwise.  Notwithstanding anything herein to the contrary, no member of the Lone Pine Group shall be deemed to be an Affiliate of any member of the Forest Group, and no member of the Forest Group shall be deemed to be an Affiliate of any member of the Lone Pine Group.

“Agreement” has the meaning given such term in the Preamble.

“Applicable Deadline” has the meaning set forth in Section 6.3(b).

“Arbitration Demand Notice” has the meaning set forth in Section 6.3(a).

“Business Day” means a day other than a Saturday, a Sunday, or a day on which banking institutions located in the State of Colorado or the State of New York in the United States or in Calgary, Alberta, in Canada, are authorized or obligated by Law to close.

“Canadian Authorities” means the applicable Canadian securities regulatory authorities in each of the provinces of Canada, except Quebec.

“Canadian Prospectus” means the long form prospectus of Lone Pine filed with the Canadian Authorities pursuant to applicable securities laws in each of the provinces of Canada, except Quebec, qualifying for public distribution in such provinces the shares of Lone Pine Common Stock to be issued in the IPO, as amended and restated, as applicable, and as supplemented in accordance with such securities laws..

“Cash Consideration” has the meaning set forth in Section 2.1.

“CFOL” has the meaning given such term in the Preamble.

“Claims Administration” means the processing of claims made under the Insurance Policies, including the reporting of claims to the insurance carrier, management, and defense of claims and providing for appropriate releases upon settlement of claims.

“Claims Handling Agreement” means any third party administrator or claims handling agreement of any kind or nature to which any member of either Group is directly or indirectly a party, in effect as of the date hereof, related to the handling of Insured Lone Pine Claims.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Commission” means the U.S. Securities and Exchange Commission.

“Confidential Information” has the meaning set forth in Section 7.10(a).

“Contract” means any contract, agreement, lease, license, order, instrument, or other commitment that is binding on any Person or any part of its property under applicable Law.

“Contributed Interests” has the meaning given such term in the Recitals.

“Contribution” has the meaning given such term in the Recitals.

“Distribution Agent” has the meaning set forth in Section 5.4(a).

“Employee Matters Agreement” means the Employee Matters Agreement, among Forest, CFOL, and Lone Pine.

“Environmental Law” means any and all Laws or determinations of any Governmental Authority (including common or civil, as applicable, law duties established by courts) pertaining to pollution or the protection of the environment, natural resources, or plant or animal species or the remediation of contamination, including Laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, radioactive, or toxic materials or wastes into ambient or indoor air, surface water, ground water, or lands or otherwise relating to the treatment, storage, disposal, transportation, or release into the environment of pollutants, contaminants, or chemical, industrial, hazardous, radioactive, or toxic materials or wastes, in any jurisdiction, federal, state, provincial, territorial, municipal, local, or foreign, in which the Forest Business or Lone Pine Business is or has operated; including, in Canadian jurisdictions the Canadian Environmental Protection Act, S.C. 1999, c. 33, the Fisheries Act, R.S.C., 1985, c. F-14, the Species at Risk Act, S.C. 2002, c. 29, in Alberta the Environmental Protection and Enhancement Act, R.S.A. 2000, c. E-12, the Oil and Gas Conservation Act, R.S.A. 2000, c. O-6 and the Pipeline Act, R.S.A. 2000, c. P-15, in British Colombia the Environmental Management Act, S.B.C. 2003, c. 53, and the Oil and Gas Activities Act, S.B.C. 2008, c. 36, in Quebec the Environmental Quality Act, R.S.Q., c. Q-2, in the Northwest Territories the Environmental Protection Act, R.S.N.W.T. 1988, c. E-7, and in United States jurisdictions the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq. (“CERCLA”), the Superfund Amendments Reauthorization Act, 42 U.S.C. Section 11001 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., and the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., other similar Laws or decrees in non Canadian or non U.S. jurisdictions, and all other environmental conservation and protection Laws otherwise applicable to the Forest Business or Lone Pine Business, whether federal, state, provincial, territorial, municipal, local, or foreign, and the regulations promulgated thereto, as each has been and may be amended and supplemented from time to time, provided, however, that Environmental Laws shall not include Laws pertaining primarily to workplace safety, such as, without limitation, the Canada Labour Code, R.S.C. 1985, c. L-2, in Alberta the Occupational Health and Safety Act, R.S.A. 2000, c. O-2, in British Columbia the Workers Compensation Act, R.S.B.C. 1996, c. 492, and in United States jurisdictions the Occupational Safety and Health Act 29 U.S.C. 651 et seq., except to the extent such Laws govern environmental conditions, including the management of asbestos-containing materials, or employee exposure or potential exposure to pollutants, contaminants, or chemical, industrial, hazardous, radioactive, or toxic materials or wastes.

“Escalation Notice” has the meaning set forth in Section 6.2(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute.

“Forest” has the meaning given such term in the Preamble.

“Forest’s Auditors” means Forest’s independent certified public accountants.

“Forest Books and Records” means originals or true and complete copies thereof, including electronic copies (if available), of (a) minute books, corporate charters and bylaws, or comparable constitutive documents, records of share issuances, and related corporate records, of the Forest Group; (b) all books and records primarily relating to (i) Persons who are employees of the Forest Group as of the Separation Date, (ii) the purchase of materials, supplies, and services for the Forest Business, and (iii) dealings with customers of the Forest Business; and (c) all files relating to any Action the Liability with respect to which is a Forest Liability.

“Forest Business” means any business of Forest (whether conducted independently or in association with one or more third parties through a partnership, joint venture, or other mutual enterprise), other than the Lone Pine Business.

“Forest Common Stock” means the common stock, par value $0.10 per share, of Forest.

“Forest Disclosure Portions” means all material set forth in the IPO Registration Statement, any IPO Prospectus, or the Canadian Prospectus to the extent relating exclusively to (a) the Forest Group, (b) the Forest Business, (c) Forest’s intentions with respect to the Spin-Off, or (d) the terms of the Spin-Off, including the form, structure, and terms of any transaction(s) and/or offering(s) to effect the Spin-Off and the timing of and conditions to the consummation of the Spin-Off.

“Forest Environmental Liabilities” means all Liabilities arising under or relating to Environmental Law to the extent, as between the Forest Group and the Lone Pine Group, such Liabilities relate to, arise out of or result from:  (a) the ownership, operation, or conduct of the Forest Business at any time prior to, on, or after the Separation Date except for those Liabilities included in clause (b) of the definition of “Lone Pine Environmental Liabilities” below, or (b) any properties or assets owned, leased, used, or held for use in connection with any terminated, divested, or discontinued business or other activities which, at the time of such termination, divestiture, or discontinuation, related to the Forest Business as then conducted.  It is understood that, consistent with the foregoing, Forest Environmental Liabilities shall include all Liabilities arising under or relating to Environmental Law attributable to (a) any investigation or remediation activities pertaining to environmental matters and involving any property held by the Forest Group and (b) the transportation, treatment, storage, or disposal of waste generated by the operations of members of the Forest Group, including liability under CERCLA or a comparable law allocated by the applicable Governmental Authority or potentially responsible party liability allocation group, as appropriate, to members of the Forest Group.

“Forest Group” means Forest, each current and former subsidiary of Forest (other than any member of the Lone Pine Group), and each Person that becomes a subsidiary of Forest after the Separation Date.

“Forest Indemnitees” has the meaning set forth in Section 3.2.

“Forest Liabilities” means (a) any and all Liabilities that are expressly contemplated by this Agreement or any Separation Agreement as Liabilities to be retained or assumed by Forest or any other member of the Forest Group, (b) all agreements, obligations, and Liabilities of any member of the Forest Group under this Agreement or any Separation Agreement, (c) any liability arising under or relating to a claim made against Forest by a Forest shareholder in its capacity as such, and (d) any Liability of any member of the Forest Group other than the Lone Pine Liabilities.

“Forest Public Filings” has the meaning set forth in Section 7.5(n).

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Approvals” means any notices, reports, or other filings to be made with, or any consents, registrations, approvals, permits, or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” means any nation or government, any state, province, territory, city, municipal entity, or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative, or regulatory agency, department, authority, instrumentality, commission, board, bureau, or similar body, whether federal, state, provincial, territorial, municipal, local, or foreign.

“Group” means either the Forest Group or the Lone Pine Group, as the context requires.

“Indebtedness” of any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, or other encumbrance on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all guarantees by such Person of Indebtedness of others, (h) all capital lease obligations of such Person, and (i) all securities or other similar instruments convertible or exchangeable into any of the foregoing, but excluding daily cash overdrafts associated with routine cash operations.

“Indemnifying Party” has the meaning set forth in Section 3.4(a).

“Indemnitee” has the meaning set forth in Section 3.4(a).

“Indemnity Payment” has the meaning set forth in Section 3.4(a).

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic, or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, reserves, employee, or business information or data, but excluding the Forest Books and Records and the Lone Pine Books and Records.

“Insurance Administration” means with respect to each Insurance Policy, (a) the accounting for retrospectively-rated premiums, defense costs, indemnity payments, deductibles,

and retentions as appropriate under the terms and conditions of such Insurance Policies, (b) the reporting to excess insurance carriers of any losses or claims which may cause the per-occurrence or aggregate limits of such Insurance Policy to be exceeded, and (c) the distribution of Insurance Proceeds as contemplated by this Agreement.

“Insurance Proceeds” means those monies:

(a)                                  received by an insured from an insurance carrier; or

(b)                                 paid by an insurance carrier on behalf of the insured;

in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses (including allocated costs of in-house counsel and other personnel) incurred in the collection thereof.

“Insured Claims” means any claim with respect to those Losses that, individually or in the aggregate, are covered within the terms and conditions of any of the Insurance Policies, whether or not subject to deductibles, coinsurance, uncollectibility, or retrospectively-rated premium adjustments, but only to the extent that such Losses are within applicable Insurance Policy limits, including aggregates.

“Insured Lone Pine Claims” means any claim with respect to any Loss, damage, or injury that occurred prior to the Spin-Off Date that is against any member of the Lone Pine Group or any director, officer, or employee of any member of the Lone Pine Group; provided, that in the case of any such claim or any claims identified in (a) through (d) below, such Loss, damage, or injury (including costs of defense and reasonable attorneys’ fees) are or may be insured under one or more of the Insurance Policies. Insured Lone Pine Claims include (a) claims for property or casualty damage or any other Loss with respect to assets of Lone Pine, (b)  claims against any member of the Lone Pine Group whether or not the Lone Pine Group has or has assumed liability for such claims under any Separation Agreement, (c) claims against any member of the Forest Group to the extent any member of the Lone Pine Group has liability for such claims under any Separation Agreement, and (d) claims involving or against any director, officer, employee, fiduciary, or agent of the Lone Pine Group who are entitled or would have been entitled to indemnification by Forest had the Spin-Off not occurred.

“Insurance Policy” means insurance policies and insurance contracts of any kind that as of the effective date of this Agreement are or have been owned or maintained by, or provide a benefit in favor of, any member of either Group or any of its predecessors, including primary, umbrella, and excess comprehensive general liability policies, automobile insurance policies, employment practices insurance policies, business travel accident insurance policies, worker’s compensation insurance policies, property, casualty, and business interruption insurance policies, fiduciary insurance policies, and directors’ and officers’ liability insurance policies (including any such policy for directors and officers liability that has been purchased to provide occurrence coverage for both continuing and former directors, officers, and employees for claims arising from or relating to events, occurrences, or other matters prior to such date that the IPO Registration Statement (as defined below) is declared effective by the Commission).  The term “Insurance Policy” expressly excludes any insurance policies relating to any employee benefits plans to the extent the inclusion of such insurance policies hereunder would be inconsistent with the Employee Matters Agreement.

“Intercompany Advances” means the intercompany advances due to Forest and the accrued interest payable to Forest as of the IPO Closing Date, excluding any intercompany advances that arise in connection with any return of capital in respect of the capital stock of CFOL.

“IPO” has the meaning given such term in the Recitals.

“IPO Closing Date” means the first date on which Lone Pine will deliver the Common Stock to be issued in the IPO to or as instructed by the representative of the Underwriters for the accounts of the several Underwriters in a form reasonably acceptable to such representative of the Underwriters against payment of the purchase price by the Underwriters in federal (same day immediately available) funds by wire transfer to an account specified by Lone Pine to the representative of the Underwriters, or at such other time or place on the same or such other date as the representative of the Underwriters and Lone Pine determine.

“IPO Prospectus” means the prospectus included in the IPO Registration Statement, including any prospectus subject to completion, final prospectus, or any supplement to or amendment of any of the foregoing.

“IPO Registration Statement” means the Registration Statement on Form S-1 (Registration No. 333-171123) of Lone Pine filed with the Commission pursuant to the Securities Act, registering the shares of Lone Pine Common Stock to be issued in the IPO, together with all amendments thereto.

“Law” means any law (statutory, common, or otherwise), statute, constitution, ordinance, code, rule, regulation, order, writ, judgment, injunction, or decree of any Governmental Authority, each as amended.

“Liabilities” shall mean any and all Indebtedness, liabilities, and obligations of any nature, whether accrued, fixed or contingent, mature or inchoate, known or unknown, reflected on a balance sheet or otherwise, including, but not limited to, those arising under any Law, any Action, or any judgment of any court of any kind or any award of any arbitrator of any kind, and those arising under any Contract.

“Lone Pine” has the meaning given such term in the Preamble.

“Lone Pine Auditors” has the meaning set forth in Section 7.6(a).

“Lone Pine Books and Records” means originals or true and complete copies thereof, including electronic copies (if available), of (a) all minute books, corporate charters and bylaws, or comparable constitutive documents, records of share issuances, and related corporate records, of the Lone Pine Group; (b) all books and records primarily relating to (i) Persons who are employees of the Lone Pine Group as of the Separation Date, (ii) the purchase of materials, supplies and services for the Lone Pine Business, and (iii) dealings with customers of the Lone

Pine Business; and (c) all files relating to any Action the Liability with respect to which is a Lone Pine Liability; except that no portion of the Forest Books and Records shall be included in the “Lone Pine Books and Records.”

“Lone Pine Business” means the business and operations conducted by Lone Pine and the members of the Lone Pine Group, including CFOL (whether conducted independently or in association with one or more third parties through a partnership, joint venture, or other mutual enterprise), prior to, on, or after the Separation Date.

“Lone Pine Capital Stock” means all shares of Lone Pine Common Stock and all options, warrants, and other rights to acquire Lone Pine Common Stock.

“Lone Pine Common Stock” means the common stock, par value $0.01 per share, of Lone Pine, including the associated preferred share purchase rights.

“Lone Pine Credit Facility” means the CD$500 million bank credit facility among Lone Pine, CFOL, and a syndicate of banks led by JPMorgan Chase Bank, N.A., Toronto Branch.

“Lone Pine Debt Obligations” means all Indebtedness of Lone Pine or any other member of the Lone Pine Group, including the Promissory Note and Intercompany Advances.

“Lone Pine Environmental Liabilities” means all Liabilities arising under or relating to Environmental Law to the extent, as between the Forest Group and the Lone Pine Group, such Liabilities relate to, arise out of, or result from (a) the ownership, operation, or conduct of the Lone Pine Business at any time prior to, on, or after the Separation Date except for those Liabilities included in clause (b) of the definition of “Forest Environmental Liabilities” above, or (b) any properties or assets owned, leased, used, or held for use in connection with any terminated, divested, or discontinued business or other activities which, at the time of such termination, divestiture, or discontinuation, related to the Lone Pine Business as then conducted.  It is understood that, consistent with the foregoing, Lone Pine Environmental Liabilities shall include all Liabilities arising under or relating to Environmental Law attributable to (a) any investigation or remediation activities pertaining to environmental matters and involving any property held by the Lone Pine Group; and (b) the transportation, treatment, storage, or disposal of waste generated by the operations of members of the Lone Pine Group, including liability under CERCLA or a comparable law allocated by the applicable Governmental Authority or potentially responsible party liability allocation group, as appropriate, to members of the Lone Pine Group.

“Lone Pine Group” means Lone Pine, CFOL, and the Wiser Entities, each current and former subsidiary of Lone Pine, CFOL, and the Wiser Entities, and Forest Oil Energy Corporation, an Alberta Corporation and wholly-owned subsidiary of CFOL, and each Person that becomes a subsidiary of Lone Pine after the Separation Date.

“Lone Pine Indemnitees” has the meaning assigned to that term in Section 3.3.

“Lone Pine Liabilities” means (without duplication):

(a)                                  any and all Liabilities that are expressly contemplated by this Agreement or any Separation Agreement to be assumed by Lone Pine or any other member of the Lone Pine Group, and all agreements, obligations, and Liabilities of any member of the Lone Pine Group under the Separation Agreements;

(b)                                 all Liabilities (other than Taxes that are not treated as liabilities of Lone Pine under the Tax Sharing Agreement) primarily relating to, arising out of, or resulting from the operation of the Lone Pine Business, as conducted at any time prior to, on, or after the Separation Date including:

(i)                                     any Liability relating to, arising out of, or resulting from any act or failure to act by any director, officer, employee, agent, or representative of Lone Pine (whether or not such act or failure to act is or was within such Person’s authority);

(ii)                                  any Lone Pine Environmental Liabilities;

(iii)                               the Lone Pine Debt Obligations; and

(iv)                              any Liability arising under or relating to a claim made against Lone Pine by a Lone Pine stockholder in its capacity as such (other than Forest) other than a claim for which Forest and the Forest Group have agreed to indemnify Lone Pine and the Lone Pine Group pursuant to Section 3.3(d) hereof;

Notwithstanding the foregoing, the Lone Pine Liabilities shall not include the Forest Liabilities.

“Lone Pine Public Documents” has the meaning set forth in Section 7.5(j).

“Lone Pine Transfer Agent” means the transfer agent and registrar for the Lone Pine Common Stock.

“Lone Pine Voting Stock” has the meaning set forth in Section 7.19.

“Losses” shall mean any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs, and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements, and compromises relating thereto, and attorneys’, accountants’, consultants’, and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), excluding losses that are special, indirect, derivative, or consequential, lost profits, or punitive damages (other than punitive damages awarded to any third party against an Indemnified Party).

“NYSE” means the New York Stock Exchange, Inc.

“parties” has the meaning given such term in the Preamble.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, and a Governmental Authority.

“Plan of Reorganization” has the meaning given such term in the Recitals.

“Privilege” has the meaning set forth in Section 7.9(a).

“Promissory Note” means the $500 million promissory note dated March 25, 2010 between CFOL and Forest, as amended, which promissory note is due on demand or, failing such demand, in November 2014.

“reasonable best efforts” means a Person’s good faith best efforts to achieve such goal as soon as reasonably practicable and consistent with reasonable commercial practice and without payment of any assignment, consent, or similar fee requested by any Person or the incurrence of unreasonable expense or hardship, and/or the requirement to engage in litigation.

“Record Date” means the close of business on the date to be determined by the Forest board of directors for determining the shareholders of Forest entitled to receive shares of Lone Pine Common Stock pursuant to the Spin-Off.

“Registration Rights Agreement” means the Registration Rights Agreement, between Forest and Lone Pine.

“Regulation S-K” means Regulation S-K of the General Rules and Regulations promulgated by the Commission pursuant to the Securities Act.

“Regulation S-X” means Regulation S-X of the General Rules and Regulations promulgated by the Commission pursuant to the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute.

“Separation” means the Contribution and the other transactions provided for in the Plan of Reorganization to occur in connection with the Contribution and the IPO (other than the Spin-Off).

“Separation Agreements” has the meaning set forth in Section 2.3.

“Separation Date” has the meaning set forth in Section 2.1.

“Spin-Off” has the meaning given such term in the Recitals.

“Spin-Off Date” means the date, if any, on which the Spin-Off occurs or Forest is otherwise no longer required to consolidate the results of operations and financial position of Lone Pine or any other member of the Lone Pine Group (determined in accordance with GAAP and consistent with Commission reporting requirements).

“Tax Sharing Agreement” means the Tax Sharing Agreement, between Forest and Lone Pine.

“Taxes” has the meaning set forth in the Tax Sharing Agreement.

“Third—Party Claim” has the meaning set forth in Section 3.5(a).

“Third—Party Proceeds” has the meaning set forth in Section 3.4(a).

“Transition Services Agreement” means the Transition Services Agreement, between Forest and Lone Pine.

“TSX” means the Toronto Stock Exchange.

“Underwriters” means the several underwriters of the IPO named in the Underwriting Agreement.

“Underwriting Agreement” has the meaning set forth in Section 4.1(c).

“Wiser Delaware” has the meaning given such term in the Recitals.

“Wiser Entities” has the meaning given such term in the Recitals.

“Wiser Oil” has the meaning given such term in the Recitals.

ARTICLE II
SEPARATION AND RELATED TRANSACTIONS

2.1                                 Separation Date.  Unless otherwise provided in this Agreement, or in any agreement to be executed in connection with this Agreement, the effective date of each action in connection with the Separation shall mean the time immediately prior to the IPO Closing Date, or such other date as may be fixed by Forest (the “Separation Date”).

2.2                                 The Contribution.  On or prior to the Separation Date, Forest shall contribute, convey, transfer, and assign to Lone Pine all of Forest’s right, title, benefit, and interest (legal, beneficial, and equitable) in and to the Contributed Interests.  As consideration for the Contributed Interests, Lone Pine shall issue to Forest                    shares of Lone Pine Common Stock, and Lone Pine shall pay to Forest from the cash proceeds remaining from the IPO after payment of all expenses associated therewith a cash amount equal to $         million (the “Cash Consideration”).  Such consideration shall be allocated to the property making up the Contributed Interests according to the relative value of such property.  Except as expressly set forth in the Separation Agreements or the operation of applicable Law, none of CFOL, Wiser Oil, or Wiser Delaware will assume any liabilities of Forest in connection with the Contribution.  Forest agrees and covenants that it will use the Cash Consideration only for one or both of the following purposes:  (a) the repayment of debt, including amounts owing on Forest’s 8% Senior Notes due 2011 or any other series of Forest’s publicly traded senior debt, or (b) the distribution of all or a part of the Cash Consideration as a dividend to its shareholders.

2.3                                 Separation Agreements.  On or prior to the Separation Date, Forest and Lone Pine shall execute and deliver (or shall cause the appropriate members of their respective Groups to execute and deliver, as applicable) the agreements between them designated as follows:

(a)                                  the Transition Services Agreement;

(b)                                 the Employee Matters Agreement;

(c)                                  the Tax Sharing Agreement;

(d)                                 the Registration Rights Agreement; and

(e)                                  such other agreements, documents or instruments as the parties may agree are necessary or desirable and which specifically state that they are Separation Agreements within the meaning of this Agreement

(collectively, and together with this Agreement, the “Separation Agreements”).  To the extent such other documents referenced in Section 2.3(e) are not executed and delivered on the Separation Date, they shall be executed and delivered as soon as practicable thereafter and (except as otherwise provided therein) shall be effective as of the Separation Date.

ARTICLE III
MUTUAL RELEASES; INDEMNIFICATION

3.1                                 Mutual Release of Pre-IPO Closing Date Claims.

(a)                                  Lone Pine Release.  Except as expressly provided in the Separation Agreements, effective as of the Separation Date, Lone Pine does hereby, for itself and each other member of the Lone Pine Group and their respective successors and assigns, remise, release, and forever discharge Forest, each member of the Forest Group and their respective successors and assigns, from any and all Liabilities whatsoever to Lone Pine and each other member of the Lone Pine Group, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Separation Date, including in connection with the transactions and all other activities to implement the Separation, the IPO, and the Spin-Off.

(b)                                 Forest Release.  Except as expressly provided in the Separation Agreements, effective as of the Separation Date, Forest does hereby, for itself and each other member of the Forest Group and their respective successors and assigns, remise, release, and forever discharge Lone Pine, each member of the Lone Pine Group and their respective successors and assigns, from any and all Liabilities whatsoever to Forest and each other member of the Forest Group, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Separation Date, including in connection with the transactions and all other activities to implement the Separation, the IPO, and the Spin-Off.

(c)                                  Surviving Liabilities.  Nothing contained in Section 3.1(a) or 3.1(b)shall impair any right of any Person to enforce this Agreement, any Separation Agreement, or any agreements, arrangements, commitments, or understandings that are specified in, or are contemplated to continue pursuant to, any Separation Agreement.  Furthermore, nothing contained in Section 3.1(a) or 3.1(b) shall release any Person from:

(i)                                     any Liability, contingent or otherwise, assumed, transferred, assigned, or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Separation Agreement;

(ii)                                  any Liability for unpaid amounts for the sale, lease, construction, or receipt of goods, property, or services purchased, obtained, or used in the ordinary course of business by a member of one Group from a member of any other Group prior to the Separation Date;

(iii)                               any Liability for unpaid amounts for products or services or refunds owing on products or services for work done by a member of one Group at the request or on behalf of a member of another Group prior to the Separation Date;

(iv)                              any Liability that the parties may have with respect to indemnification or contribution pursuant to this Agreement or any other Separation Agreement, which Liability shall be governed by the provisions of this Article III and, if applicable, the appropriate provisions of such Separation Agreement; or

(v)                                 any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 3.1.

(d)                                 Agreement to Make No Claims.  Except as provided in this Article III, Lone Pine shall not make, and shall not permit any member of the Lone Pine Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Forest or any member of the Forest Group, or any other Person released pursuant to Section 3.1(a), with respect to any Liabilities released pursuant to Section 3.1(a).  Except as provided in this Article III, Forest shall not make, and shall not permit any member of the Forest Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Lone Pine or any member of the Lone Pine Group, or any other Person released pursuant to Section 3.1(b), with respect to any Liabilities released pursuant to Section 3.1(b).

(e)                                  Further Assurances.  Except as expressly set forth in Section 3.1(c), it is the intent of each of Forest and Lone Pine by virtue of the provisions of this Section 3.1 to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Separation Date, between or among Lone Pine or any member of the Lone Pine Group, on the one hand, and Forest or any member of the Forest Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Separation Date).  At any time, at the request of any other party, each party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

3.2                                 Indemnification by Lone Pine.  Except as provided in this Article III, the Lone Pine Group shall indemnify, defend, and hold harmless Forest, each member of the Forest Group and their respective successors and assigns (collectively, the “Forest Indemnitees”), from and against any and all Losses of the Forest Indemnitees relating to, arising out of, or resulting from any of the following (without duplication):

(a)                                  the Lone Pine Liabilities, including the failure of Lone Pine or any other member of the Lone Pine Group or any other Person to pay, perform, or otherwise promptly discharge any Lone Pine Liabilities in accordance with their respective terms, whether prior to or after the Separation Date;

(b)                                 the Lone Pine Business;

(c)                                  any breach by Lone Pine or any member of the Lone Pine Group of this Agreement or any of the Separation Agreements; and

(d)                                 any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, with respect to all information (i) contained in the IPO Registration Statement, any IPO Prospectus, or the Canadian Prospectus (other than the Forest Disclosure Portions), (ii) contained in any public filings made by Lone Pine with the Commission or the Canadian Authorities following the IPO Closing Date, and (iii) provided by Lone Pine to Forest specifically for inclusion in Forest’s annual or quarterly reports following the IPO Closing Date.

3.3                                 Indemnification by Forest.  Except as provided in this Article III, the Forest Group shall indemnify, defend, and hold harmless Lone Pine, each member of the Lone Pine Group, and their respective successors and assigns (collectively, the “Lone Pine Indemnitees”), from and against any and all Losses of the Lone Pine Indemnitees relating to, arising out of, or resulting from any of the following (without duplication):

(a)                                  the Forest Liabilities, including the failure of Forest or any other member of the Forest Group or any other Person to pay, perform, or otherwise promptly discharge any Forest Liabilities, in accordance with their respective terms, whether prior to or after the Separation Date;

(b)                                 the Forest Business;

(c)                                  any breach by Forest or any member of the Forest Group of this Agreement or any of the Separation Agreements; and

(d)                                 with respect to all information contained in the Forest Disclosure Portions, any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

3.4                                 Indemnification Obligations Net of Insurance Proceeds and Third—Party Proceeds.

(a)                                  The parties intend that any Loss subject to indemnification or reimbursement pursuant to this Article III will be net of (i) Insurance Proceeds that actually reduce the amount of, or are paid to the applicable Indemnitee in respect of, such Loss or (ii) other amounts recovered from any third-party that actually reduce the amount of, or are paid to the applicable Indemnitee in respect of, such Loss (“Third—Party Proceeds”).  Accordingly, the amount which any party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or reimbursement under this Article III (an “Indemnitee”) will be reduced by any Insurance Proceeds or Third—Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee in reduction of the related Loss.  If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Loss and subsequently receives Insurance Proceeds or Third—Party Proceeds in respect of such Loss, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if such Insurance Proceeds or Third—Party Proceeds recovery had been received, realized, or recovered before the Indemnity Payment was made.

(b)                                 An insurer who would otherwise be obligated to pay any claims shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of these indemnification provisions) by virtue of the indemnification provisions herein.  Nothing contained in this Agreement or any Separation Agreement shall obligate any member of any Group to seek to collect or recover any Insurance Proceeds or Third—Party Proceeds.

3.5                                 Procedures for Indemnification of Third—Party Claims.

(a)                                  If an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the Forest Group or the Lone Pine Group of any claims or of the commencement by any such

Person of any Action (collectively, a “Third—Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to this Article III, such Indemnitee shall give such Indemnifying Party written notice thereof within 30 days after becoming aware of such Third—Party Claim.  Any such notice shall describe the Third—Party Claim in reasonable detail.  Notwithstanding the foregoing, the failure of any Indemnitee or other Person to give notice as provided in this Section 3.5(a) shall not relieve the related Indemnifying Party of its obligations under this Article III, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.

(b)                                 An Indemnifying Party may elect to defend (and, unless the Indemnifying Party has specified any reservations or exceptions, to seek to settle or compromise), at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any Third—Party Claim for which indemnification is available under this Article III.  Within 30 days after the receipt of notice from an Indemnitee in accordance with Section 3.5(a) (or sooner, if the nature of such Third—Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party will assume responsibility for defending such Third—Party Claim, which election shall specify any reservations or exceptions.  After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third—Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee except as set forth in the next sentence.  In the event that the Indemnifying Party has elected to assume the defense of a Third—Party Claim for which indemnification is available under this Article III but has specified, and continues to assert, any reservations or exceptions in such notice, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnitees shall be borne by the Indemnifying Party.

(c)                                  If an Indemnifying Party elects not to assume responsibility for defending a Third—Party Claim for which indemnification is available under this Article III, or fails to notify an Indemnitee of its election as provided in Section 3.5(b), such Indemnitee may defend such Third—Party Claim at the cost and expense (including allocated costs of in-house counsel and other personnel) of the Indemnifying Party.

(d)                                 Unless the Indemnifying Party has failed to assume the defense of the Third—Party Claim for which indemnification is available under this Article III in accordance with the terms of this Agreement, no Indemnitee may settle or compromise such Third—Party Claim without the consent of the Indemnifying Party.

(e)                                  No Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third—Party Claim without the consent of an Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, other order, or other nonmonetary relief to be entered, directly or indirectly, against such Indemnitee.

(f)                                    In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third—Party Claim under this Article III, such

Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense, or claim relating to such Third–Party Claim against any claimant or plaintiff asserting such Third–Party Claim or against any other Person.  Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense (including allocated costs of in-house counsel and other personnel) of such Indemnifying Party, in prosecuting any subrogated right, defense, or claim.  In the event of an Action for which indemnification is available under this Article III in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the parties shall endeavor to substitute the Indemnifying Party for the named defendant or to add the Indemnifying Party as a named defendant, if at all practicable.  If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this Section 3.5 and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts’ fees, and all other external expenses, and the allocated costs of in-house counsel and other personnel), the costs of any judgment or settlement, and the costs of any interest or penalties relating to any judgment or settlement.

3.6           Additional Matters.

(a)           Any claim under this Article III on account of a Loss which does not result from a Third–Party Claim shall be asserted by written notice given by the Indemnitee to the Indemnifying Party.  Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto.  If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment.  If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement.

(b)           THE PARTIES UNDERSTAND AND AGREE THAT THE INDEMNIFICATION OBLIGATIONS HEREUNDER AND UNDER THE OTHER SEPARATION AGREEMENTS MAY INCLUDE INDEMNIFICATION FOR LOSSES RESULTING FROM, OR ARISING OUT OF, DIRECTLY OR INDIRECTLY, AN INDEMNIFIED PARTY’S OWN NEGLIGENCE OR STRICT LIABILITY.

(c)           The provisions of Sections 3.2 through 3.6 shall not apply with respect to indemnification or indemnification procedures concerning: Taxes (which are governed exclusively by the Tax Sharing Agreement), or services provided under the Transition Services Agreement (which are governed exclusively by the Transition Services Agreement).

3.7           Remedies Cumulative.  The remedies provided in this Article III shall be cumulative and, subject to the provisions of Article VI, shall not preclude assertion by any

Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

3.8           Survival of Indemnities.  The rights and obligations of each of Forest and Lone Pine and their respective Indemnitees under this Article III shall survive the sale or other transfer by any such party of any assets or businesses or the assignment by it of any Liabilities.

3.9           Indemnification of Directors and Officers.  It is the parties’ intent that each of Lone Pine and Forest, as applicable, shall be responsible for the costs and expenses incurred pursuant to any indemnification obligations to its current and former officers, directors, employees, and agents.  To the extent that a party’s current or former officer, director, employee, or agent shall receive indemnification or an advancement of funds from the other party (the party so indemnifying or advancing funds, the “advancing party”) pursuant to an indemnification obligation of the advancing party to such Person under its certificate of incorporation or bylaws, an employment agreement or otherwise, then the advancing party shall be reimbursed promptly and in full by the other party.  The parties agree that reimbursement pursuant to this Section 3.9 shall not be construed to expand or limit the parties’ respective indemnification rights and obligations under this Article III or to confer upon any Person any rights of indemnification.

3.10         Mitigation of Damages.  The parties each agree to attempt to mitigate, and to cause each of the members of their respective Groups to attempt to mitigate, any Losses that such party may suffer as a consequence of any matter giving rise to a right to indemnification under this Article III by taking all actions which a reasonable Person would undertake to minimize or alleviate the amount of Losses and the consequences thereof, as if such Person would be required to suffer the entire amount of such Losses and the consequences thereof by itself, without recourse to any remedy against another Person, including pursuant to any right of indemnification hereunder.

ARTICLE IV
THE IPO AND ACTIONS PENDING THE IPO

4.1           Transactions Prior to the IPO.  Subject to the conditions specified in Section 4.4, Forest and Lone Pine shall use their reasonable best efforts to consummate the IPO.  Such efforts shall include, but not necessarily be limited to, those specified in this Section 4.1 (to the extent not previously accomplished):

(a)           Lone Pine has filed the IPO Registration Statement, and shall use its reasonable best efforts to cause such IPO Registration Statement to become effective, including by filing such amendments thereto as may be necessary or appropriate, responding promptly to any comments of the Commission, and taking such other action with respect to the IPO Registration Statement as may be reasonably requested by Forest.  Forest and Lone Pine shall also cooperate in preparing, filing with the Commission, and causing to become effective a registration statement registering the Lone Pine Common Stock under the Exchange Act, and any registration statement or amendments thereto which are required to reflect the establishment of, or amendments to, any employee benefit, and other plans necessary or appropriate in connection with the IPO, the Separation or the other transactions contemplated by this Agreement.

(b)           Lone Pine has filed the preliminary and final Canadian Prospectus and receipts therefore have been issued or are deemed to have been issued by each of the Canadian Authorities.

(c)           Lone Pine shall have entered into an underwriting agreement with the Underwriters (the “Underwriting Agreement”), in form and substance reasonably satisfactory to Forest, and shall comply with its obligations thereunder.

(d)           Forest and Lone Pine shall consult with each other and the Underwriters regarding the timing, pricing, and other material matters with respect to the IPO, it being understood that decisions on such matters may be dictated by Forest in its sole discretion.

(e)           Lone Pine shall take all such action as may be necessary or appropriate under state securities and blue sky laws of the United States (and any comparable laws under any foreign jurisdictions other than Canada or the United States) in connection with the IPO.

(f)            Lone Pine shall prepare, file, and use reasonable best efforts to seek to make effective, an application for listing of the Lone Pine Common Stock issued in the IPO on the NYSE and the TSX, in each case subject to official notice of issuance and filing of customary final documentation.

4.2           Use of Proceeds.  Lone Pine shall use the net proceeds from the IPO (after deduction of all expenses in connection with the IPO payable by Lone Pine as provided in Section 7.16 and the Cash Consideration), together with borrowings under CFOL’s bank credit facility, if any, to repay all amounts owed to Forest under the Promissory Note and Intercompany Advances.

4.3           Cooperation for IPO.  Lone Pine shall, at Forest’s direction, promptly take any and all actions necessary or desirable to consummate the IPO as contemplated by the IPO Registration Statement, the Canadian Prospectus, and the Underwriting Agreement.  Notwithstanding anything to the contrary contained herein, as between Forest and Lone Pine, Forest may in its sole discretion choose to terminate, abandon, or amend any aspect of the IPO at any time prior to the IPO Closing Date, and Lone Pine promptly shall take all actions directed by Forest in that regard.

4.4           Conditions Precedent to Consummation of the IPO.  The parties shall use their reasonable best efforts to satisfy the conditions listed below.  The obligations of the parties to use their reasonable best efforts to consummate the IPO shall be conditioned on the satisfaction, or waiver by Forest, of the following conditions.  The conditions set forth below are for the sole benefit of Forest and shall not give rise to or create any duty on the part of Forest or the Forest board of directors to waive or not waive any such condition.

(a)           The IPO Registration Statement shall have been filed and declared effective by the Commission, and there shall be no stop order in effect with respect thereto.

(b)           The final Canadian Prospectus shall have been filed and receipts therefor issued or deemed to be issued by each of the Canadian Authorities and, if required, a supplemented Canadian Prospectus shall have been filed, and there shall be no cease trade order or similar order in effect with respect to the Lone Pine Common Stock.

(c)           The actions and filings with regard to state securities and blue sky laws of the United States (and any comparable laws under any foreign jurisdictions other than Canada or the United States) described in Section 4.1(e) shall have been taken and, where applicable, have become effective or been accepted.

(d)           The Lone Pine Common Stock to be issued in the IPO shall have been accepted for listing on the NYSE and the TSX, in each case subject to official notice of issuance and filing of customary final documentation.

(e)           Lone Pine shall have entered into the Underwriting Agreement and all conditions to the obligations of Lone Pine and the Underwriters shall have been satisfied or waived.

(f)            Forest shall be satisfied, in its sole discretion, that (i) following the IPO, Forest will collectively own 80.1% of Lone Pine Capital Stock and (ii) to Forest’s actual knowledge (with no duty to investigate), all other conditions to permit the Spin-Off to qualify as a tax-free distribution to Forest, Lone Pine, and Forest’s shareholders for U.S. federal income tax purposes shall, to the extent applicable as of the time of the IPO, be satisfied, and there shall be no event or condition that is likely to cause any of such conditions not to be satisfied as of the time of the Spin-Off or thereafter.

(g)           Any material Governmental Approvals necessary to consummate the IPO shall have been obtained and be in full force and effect.

(h)           No order, injunction, or decree issued by any court or other Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the IPO or any of the other transactions contemplated by this Agreement or any Separation Agreement shall be in effect.

(i)            The Contribution shall have become effective pursuant to the Plan of Reorganization.

(j)            Such other actions as the parties hereto may, based upon the advice of underwriters, accountants, or counsel, reasonably request to be taken prior to the IPO in order to assure the successful completion of the IPO shall have been taken.

(k)           This Agreement and all the Separation Agreements shall have been executed and delivered and shall not have been terminated.

(l)            No event shall have occurred making it inadvisable to effect the Separation or the IPO.

ARTICLE V
MATTERS RELATING TO THE SPIN-OFF

5.1           Spin-Off. Forest has the right, but not the obligation, following the consummation of the IPO, to effect the Spin-Off.  Forest shall (in its sole and absolute discretion) determine whether to effect the Spin-Off and, if so, the date of its consummation and all of its terms, including (i) the form, structure and terms of any transaction(s), and/or offering(s) to effect the Spin-Off; (ii) the timing of and conditions to the consummation of the Spin-Off; (iii) the selection of any investment banker(s) and manager(s); and (iv) the selection of any financial printer, solicitation, and/or exchange agent and financial, legal, accounting, and other advisors.  In addition, Forest may, at any time and from time to time until the completion of the Spin-Off, modify or change the terms of the Spin-Off, including by accelerating or delaying the timing of the consummation of all or part of the Spin-Off.  At the request of Forest, Lone Pine shall cooperate with Forest in all respects to accomplish the Spin-Off and shall, at the direction of Forest, promptly take any and all actions necessary or desirable to effect the Spin-Off, including, to the extent necessary, the registration under the Securities Act and the Exchange Act of the Lone Pine Common Stock distributed by Forest pursuant to the Spin-Off on an appropriate registration form or forms and the filing of all required documents with Canadian Authorities, including a prospectus prepared in accordance with Canadian legislation or an application for relief from the Canadian Authorities in respect of prospectus or dealer registration requirements otherwise applicable, in any case to ensure that the Lone Pine Common Stock distributed by Forest pursuant to the Spin-Off are freely tradeable under Canadian securities legislation (except those restrictions which may be applicable to control block holders).  Nothing in this Agreement shall prohibit Lone Pine from engaging (at its own expense) its own financial, legal, accounting, and other advisors in connection with the Spin-Off.

5.2           Actions Prior to the Spin-Off.  In connection with the Spin-Off, the parties shall take the applicable actions set forth in this Section 5.2.

(a)           Forest and Lone Pine shall prepare and distribute, prior to the Spin-Off Date, to the holders of record of Forest Common Stock, such information concerning Lone Pine and the Spin-Off and such other matters as Forest reasonably determines and as may be required by Law.  The parties shall prepare, and Lone Pine shall, to the extent required by applicable Law, file with the Commission and Canadian Authorities any such documentation that Forest determines is necessary or desirable to effect the Spin-Off, and each party shall use reasonable best efforts to obtain all necessary approvals from the Commission and Canadian Authorities with respect thereto as soon as practicable.

(b)           Lone Pine shall use reasonable best efforts to take all such action as may be necessary or desirable under applicable state securities and blue sky Laws of the United States (and any comparable Laws under any foreign jurisdictions other than Canada or the United States) in connection with the Spin-Off.

(c)           Lone Pine shall prepare, file, and use reasonable best efforts to seek to make effective, an application for listing of the Lone Pine Common Stock to be distributed in the Spin-Off on the NYSE and TSX, in each case subject to official notice of issuance and filing of customary final documentation.

(d)           Lone Pine shall use reasonable best efforts to take all actions (or refrain from any actions) reasonably requested by Forest in connection with the Spin-Off.

5.3           Conditions Precedent to Consummation of the Spin-Off.  The parties shall use their reasonable best efforts to satisfy the conditions listed below.  The conditions set forth below are for the sole benefit of Forest and shall not give rise to or create any duty on the part of Forest or the Forest board of directors to waive or not waive any such condition.

(a)           Forest shall have received a private letter ruling from the Internal Revenue Service and/or an opinion of its outside tax advisor, in either case reasonably acceptable to the board of directors of Forest, to the effect that the Contribution and the Spin–Off should qualify for U.S. federal income tax purposes as a tax-free transaction under Sections 355 and 368(a)(1)(D) of the Code.

(b)           Any material Governmental Approvals necessary to consummate the Spin-Off shall have been obtained and be in full force and effect.

(c)           The Lone Pine Common Stock to be distributed in the Spin-Off shall have been accepted for listing on the NYSE and the TSX, in each case subject to official notice of issuance and filing of customary final documentation.

(d)           No order, injunction, or decree issued by any court or other Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Spin-Off or any of the other transactions contemplated by this Agreement or any Separation Agreement shall be in effect.

5.4           Stockholder-Related Matters Regarding the Spin-Off.  With respect to the Spin-Off:

(a)           Distribution Agent.  On or prior to the Spin-Off Date, Forest shall deliver to a distribution agent to be appointed by Forest (the “Distribution Agent”) for the benefit of holders of record of Forest Common Stock on the Record Date, documentation reasonably required by Lone Pine or the Lone Pine Transfer Agent, representing all of the outstanding shares of Lone Pine Common Stock then owned by Forest, and Forest shall instruct the Distribution Agent to deliver to the Lone Pine Transfer Agent true, correct, and complete copies of the share and transfer records reflecting the record holders of Forest Common Stock entitled to receive shares of Lone Pine Common Stock in connection with the Spin-Off.  Forest shall cause its transfer agent to instruct the Distribution Agent to distribute on the Spin-Off Date or as soon as reasonably practicable thereafter the appropriate number of shares of Lone Pine Common Stock to each such record holder or designated transferee(s) of such record holder.  Forest shall (and shall instruct the Distribution Agent to) cooperate with Lone Pine and the Lone Pine Transfer Agent, and Lone Pine shall (and shall instruct the Lone Pine Transfer Agent to) cooperate with Forest and the Distribution Agent, in connection with all aspects of the Spin-Off.  On or as soon as practicable after the Spin-Off Date, the Distribution Agent will distribute an account statement indicating the number of shares of Lone Pine Common

Stock that have been registered in book-entry form in the name of each record holder of Forest Common Stock.

(b)           Number of Spin-Off Shares.  Each record holder of Forest Common Stock on the Record Date (or such record holder’s designated transferee(s)) shall be entitled to receive in the Spin-Off a number of shares of Lone Pine Common Stock equal to the number of shares of Forest Common Stock held by such record holder on the Record Date, multiplied by a fraction, (i) the numerator of which is the number of shares of Lone Pine Common Stock to be distributed by Forest pursuant to Section 5.4(a) and (ii) the denominator of which is the number of shares of Forest Common Stock outstanding on the Record Date.

(c)           Fractional Shares.  No fractional shares will be distributed or credited to book-entry accounts in connection with the Spin-Off.  The Distribution Agent will, as soon as practicable after the Spin-Off Date, (i) determine the number of whole shares and fractional shares of Lone Pine Common Stock allocable to each holder of record or beneficial owner of Forest Common Stock as of the close of business on the Record Date, (ii) aggregate all fractional shares into whole shares and sell such whole shares in the open market at prevailing market prices on behalf of holders of Forest Common Stock who would otherwise be entitled to receive fractional shares in the Spin-Off, and (iii) distribute aggregate cash proceeds from the sale, net of brokerage fees and other costs, pro rata (reduced by any required tax withholding) to each such holder of Forest Common Stock who would otherwise be entitled to receive fractional shares in the Spin-Off.  None of Forest, Lone Pine, or the Distribution Agent will be required to guarantee any minimum sale price for the fractional shares of Lone Pine Common Stock.  Neither Forest nor Lone Pine will be required to pay any interest on the proceeds from the sale of fractional shares.

(d)           Rights of Holders of Spin-Off Shares.  After the Spin-Off, until such shares of Lone Pine Common Stock are duly transferred in accordance with applicable Law, Lone Pine shall regard the Persons entitled to receive such Lone Pine Common Stock as record holders of Lone Pine Common Stock in accordance with the terms of the Spin-Off without requiring any action on the part of such Persons.  Lone Pine agrees that, subject to any transfers of such Lone Pine Common Stock, (i) each such Person shall be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, the shares of Lone Pine Common Stock to which such Person is entitled, and (ii) each such record holder shall be entitled, without any action on the part of such record holder, to receive evidence of ownership of the shares of Lone Pine Common Stock to which such Person is entitled.

(e)           Other Transactions.  If Forest determines (in its sole discretion) to effect the separation of Lone Pine from Forest through a transaction other than a spin-off (whether by means of a split off, a share exchange, or otherwise), Lone Pine shall use reasonable best efforts to take all actions (or refrain from any actions) reasonably requested by Forest in connection therewith.

ARTICLE VI
ARBITRATION; DISPUTE RESOLUTION

6.1           Agreement to Arbitrate.  The procedures for discussion, negotiation, and arbitration set forth in this Article VI shall be the final, binding, and exclusive means to resolve, and shall apply to, all disputes, controversies, or claims (whether in contract, tort, or otherwise) that may rise out of or relate to, or arise under or in connection with:  (a) this Agreement or any Separation Agreement, (b) the transactions contemplated by this Agreement or any Separation Agreement, including all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the date hereof, or (c) for a period of 10 years after the IPO Closing Date, the commercial or economic relationship between or among any member of the Forest Group and any member of the Lone Pine Group; provided, however, that the Tax Sharing Agreement will govern any disputes related to Taxes.  Each party agrees on behalf of itself and each member of its respective Group that the procedures set forth in this Article VI shall be the final, binding, and exclusive remedy in connection with any dispute, controversy, or claim relating to any of the foregoing matters and irrevocably waives any right to commence any Action in or before any Governmental Authority, except as expressly provided in Section 6.7(a) and except to the extent provided under the Federal Arbitration Act in the case of judicial review of arbitration results or awards.  Each party on behalf of itself and each member of its respective Group irrevocably waives any right to any trial by jury with respect to any dispute, controversy, or claim covered by this Section 6.1.

6.2           Escalation.

(a)           It is the intent of the parties to use their respective reasonable best efforts expeditiously to resolve on a mutually acceptable negotiated basis any dispute, controversy, or claim between or among them with respect to the matters covered by this Article VI.  In furtherance of the foregoing, any party involved in a dispute, controversy, or claim may deliver a notice (an “Escalation Notice”) demanding an in-person meeting involving representatives of the parties at a senior level of management (or, if the parties agree, of the appropriate business function or division within such entity) who have not previously been directly engaged in asserting or responding to the dispute.  A copy of any such Escalation Notice shall be delivered addressed to the General Counsel, or like chief legal officer or official, of each party involved in the dispute, controversy, or claim (which copy shall state that it is an Escalation Notice pursuant to this Agreement).  Any agenda, location, or procedures for such discussions or negotiations between the parties may be established by agreement of the parties from time to time; provided, however, that the parties shall use their reasonable best efforts to meet within 60 days of the Escalation Notice.

(b)           Following delivery of an Escalation Notice, the parties shall undertake good faith, diligent efforts to negotiate a commercially reasonable resolution of the dispute, controversy, or claim.  The parties may, by mutual consent, retain a mediator to aid the parties in their discussions and negotiations by informally providing advice to the parties.  Any opinion expressed by the mediator shall be strictly advisory and shall not be binding on the parties, nor shall any opinion expressed by the mediator be admissible in any arbitration proceedings.  The mediator may be chosen from a list of mediators previously selected by the parties or by other agreement of the parties.  Costs of the mediation shall be borne equally by the parties involved in the matter, except that each party shall be responsible for its own expenses.  Mediation is not a prerequisite to an Arbitration Demand Notice under Section 6.3.

6.3           Demand for Arbitration.

(a)           At any time following 75 days after the date of an Escalation Notice, any party involved in the dispute, controversy, or claim (regardless of whether such party delivered the Escalation Notice) may deliver a notice demanding arbitration of such dispute, controversy, or claim (an “Arbitration Demand Notice”).  Delivery of an Escalation Notice by a party shall be a prerequisite to delivery of an Arbitration Demand Notice by either party; provided, however, that in the event that any party shall deliver an Arbitration Demand Notice to another party, such other party may itself deliver an Arbitration Demand Notice to such first party with respect to any related dispute, controversy, or claim with respect to which the Applicable Deadline has not passed without the requirement of delivering an Escalation Notice.  No party may assert that the failure to resolve any matter during any prior discussions or negotiations, the course of conduct during such prior discussions or negotiations, or the failure to agree on a mutually acceptable time, agenda, location, or procedures for a meeting is a prerequisite to an Arbitration Demand Notice under Section 6.3.  In the event that any party delivers an Arbitration Demand Notice with respect to any dispute, controversy, or claim that is the subject of any then pending arbitration proceeding or of a previously delivered Arbitration Demand Notice, all such disputes, controversies, and claims shall be resolved in the arbitration proceeding for which an Arbitration Demand Notice was first delivered unless the arbitrators in their sole discretion determine that it is impracticable or otherwise inadvisable to do so.

(b)           Except as may be expressly provided in any Separation Agreement, any Arbitration Demand Notice may be given until the date that is two years after the later of the occurrence of the act or event giving rise to the underlying dispute, controversy, or claim or the date on which such act or event was, or should have been, in the exercise of reasonable due diligence, discovered by the party asserting the dispute, controversy, or claim (as applicable and as it may in a particular case be specifically extended by the parties in writing, the “Applicable Deadline”).  Any discussions, negotiations, or mediations between the parties pursuant to this Agreement or otherwise will not toll the Applicable Deadline unless expressly agreed in writing by the parties.  Each of the parties agrees on behalf of itself and each member of its Group that if an Arbitration Demand Notice with respect to a dispute, controversy, or claim is not given prior to the expiration of the Applicable Deadline, as between or among the parties and the members of their Groups, such dispute, controversy, or claim will be barred.  Subject to Section 6.7(a) and Section 6.9, upon delivery of an Arbitration Demand Notice pursuant to Section 6.3(a) prior to the Applicable Deadline, the dispute, controversy, or claim, and all substantive and procedural issues related thereto, shall be decided by a three member panel of arbitrators in accordance with this Article VI.

6.4           Arbitrators.

(a)           The party delivering the Arbitration Demand Notice shall notify the American Arbitration Association (“AAA”) and the other parties in writing describing in reasonable detail the nature of the dispute.  Within 30 days of the date of the Arbitration Demand Notice, each party to the dispute shall select one arbitrator from the members of a panel of arbitrators of the AAA.  The selected arbitrators shall then jointly select a third arbitrator from the members of a panel of arbitrators of the AAA, and such third arbitrator shall be disinterested with respect to each of the parties and shall be experienced in complex commercial arbitration.  In the event that the parties’ selected arbitrators are unable to agree on the selection of the third arbitrator, the AAA shall select the third arbitrator, within 60 days of the date of the Arbitration Demand Notice.  In the event that any arbitrator is unable to serve, his replacement will be selected in the same manner as the arbitrator to be replaced.  The vote of two of the three arbitrators shall be required for any decision under this Article VI.

(b)           The arbitrators will set a time for the hearing of the matter which will commence no later than 180 days after the date of appointment of the third arbitrator and which hearing will be no longer than 10 Business Days (unless in the judgment of the arbitrators the matter is unusually complex and sophisticated and thereby requires a longer time, in which event such hearing shall be no longer than 20 Business Days).  The final decision of such arbitrators will be rendered in writing to the parties not later than 60 days after the last day of the hearing, unless otherwise agreed by the parties in writing.

(c)           The place of any arbitration hereunder will be Denver, Colorado and the language of any arbitration hereunder will be English, unless otherwise agreed by the parties.  Unless otherwise agreed by the parties, the arbitration hearing shall be conducted on consecutive days.

6.5           Hearings.  Within the time period specified in Section 6.4(b), the matter shall be presented to the arbitrators at a hearing by means of written submissions of memoranda and verified witness statements, filed simultaneously, and responses, if necessary in the judgment of the arbitrators or both of the parties.  If the arbitrators deem it to be essential to a fair resolution of the dispute, controversy, or claim, live cross-examination, or direct examination may be permitted, but is not generally contemplated to be necessary.  The arbitrators shall actively manage the arbitration with a view to achieving a just, speedy, and cost-effective resolution of the dispute, controversy, or claim.  The arbitrators may, in their discretion, set time and other limits on the presentation of each party’s case, its memoranda or other submissions, and may refuse to receive any proffered evidence, which the arbitrators, in their discretion, find to be cumulative, unnecessary, irrelevant, or of low probative nature.  Any arbitration hereunder shall be conducted in accordance with the Commercial Arbitration Rules of the AAA in effect on the date this Agreement is executed.  The decision of the arbitrators will be final and binding on the parties, and judgment thereon may be had and will be enforceable in any court having jurisdiction over the parties.  Arbitration awards will bear interest at an annual rate of the then-prevailing prime rate plus 2% per annum, subject to any maximum amount permitted by applicable Law.  To the extent that the provisions of this Agreement and the prevailing rules of the AAA conflict, the provisions of this Agreement shall govern.

6.6           Discovery and Certain Other Matters.

(a)           Any party involved in a dispute, controversy, or claim subject to this Article VI, including, but not limited to, a dispute, controversy, or claim pursuant to Section 6.7(a) may request document production from the other party or parties of specific and expressly relevant documents, with the reasonable expenses of the producing party incurred in such production paid by the requesting party.  Any such discovery shall be conducted in accordance with the International Bar Association Rules on the Taking of Evidence in International Commercial Arbitration, subject to the discretion of the arbitrators.  Any such discovery shall be conducted expeditiously and shall not cause the hearing to be adjourned except upon consent of all parties involved in the applicable dispute, controversy, or claim or upon an extraordinary showing of cause demonstrating that such adjournment is necessary to permit discovery essential to a party to the proceeding.  Disputes concerning the scope of document production and enforcement of the document production requests will be determined by written agreement of the parties involved in the applicable dispute, controversy, or claim or, failing such agreement, will be referred to the arbitrators for resolution.  All discovery requests will be subject to the parties’ rights to claim any applicable privilege.  The arbitrators will adopt procedures to protect the proprietary rights of the parties and to maintain the confidential treatment of the arbitration proceedings (except as may be required by law).  Subject to the foregoing, the arbitrators shall have the power to issue subpoenas to compel the production of documents relevant to the dispute, controversy, or claim.

(b)           The arbitrators shall have full power and authority to determine issues of arbitrability but shall otherwise be limited to interpreting or construing the applicable provisions of this Agreement or any Separation Agreement, and will have no authority or power to limit, expand, alter, amend, modify, revoke, or suspend any condition or provision of this Agreement or any Separation Agreement; it being understood, however, that the arbitrators will have full authority to implement the provisions of this Agreement or any Separation Agreement, and to fashion appropriate remedies for breaches of this Agreement (including interim or permanent injunctive relief); provided, that the arbitrators shall not have (i) any authority in excess of the authority a court having jurisdiction over the parties and the controversy or dispute would have absent these arbitration provisions or (ii) any right or power to award punitive or treble damages.  It is the intention of the parties that in rendering a decision the arbitrators give effect to the applicable provisions of the Separation Agreements and follow applicable Law (it being understood and agreed that this sentence shall not give rise to a right of judicial review of the arbitrators’ award).

(c)           If a party fails or refuses to appear at and participate in an arbitration hearing after due notice, the arbitrators may hear and determine the controversy upon evidence produced by the appearing party.

(d)           Arbitration costs will be borne equally by each party involved in the matter, and each party will be responsible for its own attorneys’ fees and other costs and expenses, including the costs of witnesses selected by such party.

6.7           Certain Additional Matters.

(a)           Prior to the time at which all of the arbitrators have been appointed pursuant to Section 6.4, any party may seek one or more temporary restraining orders in a court of competent jurisdiction if necessary in order to preserve and protect the status quo.  Neither the request for, nor grant or denial of, any such temporary restraining order shall be deemed a waiver of the obligation to arbitrate as set forth herein and the arbitrators may dissolve, continue, or modify any such order.  Any such temporary restraining order shall remain in effect until the first to occur of the expiration of the order in accordance with its terms or the dissolution thereof by the arbitrators.

(b)           Except as required by law, the parties shall hold, and shall cause their respective officers, directors, employees, agents, and other representatives to hold, the existence, content, and result of mediation or arbitration in confidence in accordance with the provisions of Section 7.10 and except as may be required in order to enforce any award.  Each of the parties shall request that any mediator or arbitrator comply with such confidentiality requirement.

6.8           Continuity of Service and Performance.  Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement, each Separation Agreement, and any other agreement between or among any members of the Forest Group and the Lone Pine Group during the course of the dispute resolution procedures pursuant to this Article VI with respect to all matters not subject to such dispute, controversy, or claim.

6.9           Law Governing Arbitration Procedures.  The interpretation of the provisions of this Article VI, only insofar as they relate to the agreement to arbitrate and any procedures pursuant thereto, shall be governed by the Federal Arbitration Act, as amended, and other applicable United States federal law.  In all other respects, the interpretation of this Agreement shall be governed as set forth in Section 9.6.

ARTICLE VII
COVENANTS AND OTHER MATTERS

7.1           Other Agreements.  In addition to the specific agreements, instruments, and other documents contemplated by this Agreement, Forest and Lone Pine agree to execute or cause to be executed by the appropriate parties and deliver, as appropriate, such other agreements, instruments, and other documents as may be necessary or desirable in order to effect the purposes of the Separation Agreements.

7.2           Further Instruments.  At the request of either Forest or Lone Pine following the Separation Date, and without further consideration, the other party will execute and deliver, and will cause the applicable members of its Group to execute and deliver, to the requesting party and the applicable members of its Group such other instruments of transfer, conveyance, assignment, substitution, and confirmation and take such action as the requesting party may reasonably deem necessary or desirable in order to more effectively transfer, convey, and assign to the requesting party and the members of its Group and confirm the requesting party’s and the members of its Group’s title to all of the assets, rights, and other items contemplated to be transferred to the requesting party and the members of its Group pursuant to this Agreement, the other Separation Agreements, and any documents referred to therein, to put the requesting party and the members of its Group in actual possession and operating control thereof and to permit the requesting party and the members of its Group to exercise all rights with respect thereto (including rights under contracts and other arrangements as to which the consent of any third party to the transfer thereof shall not have previously been obtained).  At the request of either Forest or Lone Pine following the Separation Date, and without further consideration, the other party will execute and deliver, and will cause the applicable members of its Group to execute and deliver, to the requesting party and the applicable members of its Group all instruments, assumptions, novations, undertakings, substitutions, or other documents and take such other action as the requesting party may reasonably deem necessary or desirable in order to have the other party fully and unconditionally assume and discharge the Liabilities contemplated to be assumed by the other party under this Agreement, any Separation Agreement, or any document in connection herewith and to relieve the Forest Group or the Lone Pine Group, as applicable, of any liability or obligation with respect thereto and evidence the same to third parties.    Furthermore, each party, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the transactions contemplated hereby. Neither the requesting party nor the other party shall be obligated, in connection with the foregoing, to expend money other than reasonable out-of-pocket expenses, attorneys’ fees, and recording or similar fees.

7.3           Provision of Corporate Records.  As soon as practicable after the Separation Date, Forest shall use reasonable best efforts to deliver or cause to be delivered to Lone Pine all Lone Pine Books and Records in the possession of Forest or any member of the Forest Group, and Lone Pine shall use reasonable best efforts to deliver or cause to be delivered to Forest all Forest Books and Records in the possession of Lone Pine or any member of the Lone Pine Group.  The foregoing shall be limited by the following:

(a)           To the extent any document (including computer files, as applicable) can be subdivided without unreasonable effort or cost into two portions, one of which constitutes a Lone Pine Book and Record and the other of which constitutes a Forest Book and Record, such document (including computer files, as applicable) shall be so subdivided and the appropriate portions shall be delivered to the parties.

(b)           In the case of this Section 7.3, “reasonable best efforts” shall require only deliveries of (i) specific and discrete books and records or a reasonably limited class of items requested by the other party and (ii) specific and discrete books and records identified by either party in the ordinary course of business and determined by such party to be material to the other’s business.

(c)           Each party may retain copies of books and records delivered to the other, subject to holding in confidence in accordance with Section 7.10 information contained in such books and records.

(d)           Each party may in good faith refuse to furnish any books and records under this Section 7.3 if it reasonably believes in good faith that doing so could materially adversely affect its ability to successfully assert a claim of Privilege.

(e)           No party shall be required to deliver to the other parties books and records or portions thereof which are subject to any Law or confidentiality agreements which would by their terms prohibit such delivery; provided, however, that if requested by the other party, such party shall use reasonable best efforts to seek a waiver of or other relief from such confidentiality restriction.

(f)            Nothing in this Section 7.3 shall affect the rights and obligations of any party to the Tax Sharing Agreement with respect to the sharing of information related to Taxes.

7.4           Agreement for Exchange of Information.

(a)           Each of Forest and Lone Pine agrees to provide, or cause to be provided, to each other as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such party that the requesting party reasonably needs:  (i) to comply with reporting, disclosure, filing, or other requirements imposed on the requesting party (including under applicable securities laws) by Law or by a Governmental Authority having jurisdiction over the requesting party, (ii) for use in any regulatory, judicial, or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, subpoena, or other similar requirements, (iii) to comply with its obligations under this Agreement or any Separation Agreement, or (iv) in connection with its ongoing businesses as it relates to the conduct of such businesses, as the case may be; provided, however, that in the event that any party determines that any such provision of Information could be commercially detrimental, violate any Law or agreement, or waive any Privilege, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

(b)           After the Separation Date, notwithstanding the parties’ rights and obligations in Section 7.5(g) hereof, (i) each party shall maintain in effect at its own cost and expense adequate systems and controls for its business to the extent necessary to enable the other party to satisfy its reporting, accounting, audit, and other obligations in compliance with all applicable Law and stock exchange requirements, and (ii) each party shall provide, or cause to be provided, to the other party and the applicable members of its Group in such form as such requesting party shall request, at no charge to the requesting party, all financial and other data and information as the requesting party determines necessary or advisable in order to prepare its financial statements and reports or filings with any Governmental Authority.

(c)           Any Information owned by a party that is provided to a requesting party pursuant to this Section 7.4 shall be deemed to remain the property of the providing party.  Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

(d)           To facilitate the possible exchange of Information pursuant to this Section 7.4 and other provisions of this Agreement after the Spin-Off Date, each party agrees to use reasonable best efforts to retain all Information in its respective possession or control substantially in accordance with its respective record retention policies as in effect on the Separation Date.  However, except as set forth in the Tax Sharing Agreement, at any time after the Spin-Off Date, Lone Pine may amend its record retention policies at Lone Pine’s discretion; provided, however, that if Lone Pine desires to effect the amendment within three years after the Spin-Off Date, Lone Pine must give Forest 30 days prior written notice of such change in the policy.  No party will destroy, or permit any member of its Group to destroy, any Information that exists on the Separation Date (other than Information that is permitted to be destroyed under the Forest record retention policy in effect as of the Separation Date or the Lone Pine record retention policy in effect as of the date hereof) without first using its reasonable best efforts to notify the other party of the proposed destruction and giving the other party the opportunity to take possession of such Information prior to such destruction.

(e)           Each party will use its reasonable best efforts to ensure that Information provided to the other party hereunder is accurate and complete; provided, however, no party shall have any liability to any other party in the event that any Information exchanged or provided pursuant to this Section 7.4 is found to be inaccurate, in the absence of gross negligence or willful misconduct by the party providing such Information. No party shall have any liability to any other party if any Information is destroyed or lost after reasonable best efforts by such party to comply with the provisions of Section 7.4(d).

(f)            The rights and obligations granted under this Section 7.4 are subject to any specific limitations, qualifications, or additional provisions on the sharing, exchange, or confidential treatment of Information set forth in this Agreement and any Separation Agreement.

(g)           Each party shall, except in the case of a dispute subject to Article VI brought by one party against another party (which shall be governed by such discovery rules as may be applicable under Article VI or otherwise), use reasonable best efforts to make available to each other party, upon written request, the former, current, and future directors, officers, employees, other personnel, and agents of such party as witnesses and any books, records, or other documents within its control or which it otherwise has the ability to make available, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel, and agents) or books, records, or other documents may reasonably be required by the other party in connection with any regulatory, judicial, or other proceeding in which the requesting party may from time to time be involved, regardless of whether such regulatory, judicial, or other proceeding is a matter with respect to which indemnification may be sought hereunder.  The requesting party shall bear all costs and expenses in connection therewith, upon the presentation of witnesses therefor; provided, that witnesses shall be made available under this Section 7.4(g) without cost other than reimbursement of actual out-of-pocket expenses and reasonable attorneys’ fees and expenses incurred.

7.5           Financial Information.  Each party agrees that, for so long as Forest is required to account for its investment in Lone Pine either through consolidation or under the equity method of accounting (determined in accordance with GAAP and consistent with Commission reporting requirements):

(a)           Disclosure of Financial Controls.

(i)            Lone Pine shall (and shall cause each other member of the Lone Pine Group to) maintain effective disclosure controls and procedures and internal control over financial reporting as defined in Exchange Act Rule 13a-15 promulgated under the Exchange Act and in any similar or successor rule to the extent applicable to Forest.

(ii)           Lone Pine shall cause each of its principal executive and principal financial officers to (A) sign and deliver certifications to its periodic reports and shall include the certifications in its periodic reports, as and when required pursuant to Exchange Act Rule 13a-14 and Item 601 of Regulation S-K and in any similar or successor rule to the extent applicable to Forest and (B) sign and deliver to Forest certification and representation documents, and orally discuss related matters, with respect to its periodic reports, in a manner substantially similar to the parties’ practice in the periods prior to the Separation Date.  Such certification and representation documents shall be delivered by Lone Pine to Forest no later than the earlier of (x) four Business Days prior to the date Lone Pine publicly files its periodic report with the Commission or otherwise makes such financial statements publicly available or (y) four Business Days prior to the date on which Forest has notified Lone Pine that Forest intends to file its periodic report with the Commission (which notice shall be given at least 21 days prior to such intended filing date).

(iii)          Lone Pine shall cause its management to evaluate its disclosure controls and procedures and internal control over financial reporting (including any change in internal control over financial reporting) as and when required pursuant to Exchange Act Rule 13a-15 and in any similar or successor rule to the extent applicable to Forest.

(iv)          Without limiting the general application of the foregoing, Lone Pine shall (and shall cause each other member of the Lone Pine Group to) maintain internal systems and procedures which provide reasonable assurance that (A) Lone Pine’s financial statements are reliable and timely prepared in accordance with GAAP and applicable Law, (B) all transactions of members of the Lone Pine Group are recorded as necessary to permit the preparation of Lone Pine’s financial statements, (C) the receipts and expenditures of members of the Lone Pine Group are authorized at the appropriate level within Lone Pine, and (D) unauthorized use or disposition of the assets of any member of the Lone Pine Group that could have a material effect on Lone Pine’s financial statements is prevented or detected in a timely manner.

(b)           Fiscal Year.  Lone Pine shall (and shall cause each member of the Lone Pine Group to) maintain a fiscal year that commences and ends on the same calendar days as the fiscal year of Forest commences and ends, and to maintain monthly accounting periods that commence and end on the same calendar days as the monthly accounting periods of Forest commence and end.

(c)           Monthly Financial Statements.  For the month including the Separation Date and for each month thereafter through and including the Spin-Off Date, Lone Pine shall deliver to Forest final consolidated and consolidating balance sheets, statements of operations, and statements of cash flows as well as a consolidated statement of stockholders’ equity for the Lone Pine Group as of and for such period and balance sheets and statements of operations for each member of the Lone Pine Group that is included in the consolidated financial statements, as the case may be, as of and for such period, in such format and detail as Forest may reasonably request.  All of the financial statements described in the preceding sentence shall be stated in Canadian dollars, shall be prepared in accordance with GAAP and Article 10 of Regulation S–X and in accordance with any similar or successor rule to the extent applicable to Forest, and shall be delivered by Lone Pine to Forest no later than 10 Business Days after the month-end being reported; provided, however, that the financial statements for the months of March, June, September, and December, shall be delivered by Lone Pine to Forest no later than two Business Days after Forest has provided Lone Pine with Lone Pine’s oil and natural gas reserves estimates as of the month-end being reported.  If Lone Pine is providing its own oil and natural gas reserves estimates, the financial statements for the months of March, June, September, and December, shall be delivered by Lone Pine to Forest no later than 12 Business Days after the month-end being reported.

(d)           Monthly Financial Reporting-Related Reports.  For the month including the Separation Date and for each month thereafter through and including the Spin-Off Date, Lone Pine shall deliver to Forest final financial-reporting related reports, as was the parties’ practice in the periods prior to the Separation Date, including, but not limited to, production, lease operating expense, and capital expenditure reports.  All of the financial reporting-related reports described in the preceding sentence shall be stated in Canadian dollars and shall be delivered by Lone Pine to Forest no later than eight Business Days after the month-end being reported.

(e)           Quarterly Financial Reporting.  The following is applicable only if Lone Pine is utilizing Forest’s services under the Transition Services Agreement to perform Lone Pine’s external financial reporting.

(i)            No later than 17 Business Days following the quarter-end, Lone Pine shall deliver to Forest draft Notes to the financial statements, prepared in accordance GAAP, and a draft management’s discussion and analysis of financial condition and results of operations, including an explanation of any material period–to–period change and any off–balance sheet transactions, all in reasonable detail and prepared in accordance with Item 303(b) of Regulation S–K and in accordance with any similar or successor rule to the extent applicable to Forest, for the quarter and year-to-date period being reported.

(ii)           Lone Pine may make corrections and non-substantive changes to its Form 10-Q, which corrections and changes shall be delivered by Lone Pine to Forest as soon as practicable, and in any event within eight hours after they are made; provided, further, that Forest and Lone Pine financial representatives shall actively consult with each other regarding any changes (whether or not substantive) that Lone Pine may consider making to its Form 10-Q up until the earlier of (x) three Business Days prior to the date on which Lone Pine is required to file a Form 10–Q or other document containing its quarterly financial statements with the Commission and (y) three Business Days prior to the date on which Forest has notified Lone Pine that Forest intends to file its Form 10–Q or other document containing quarterly financial statements of Forest with the Commission (which notice shall be given at least 21 days prior to such intended filing date), with particular focus on any changes that would have an effect upon the financial statements or related disclosures of Forest.  Changes made after the earlier of the dates described in the preceding sentence must be approved by Forest.

(iii)          In addition to the foregoing and subject to applicable Law, no financial statement or any other document that refers to or contains information not previously publicly disclosed with respect to the ownership of Lone Pine by Forest, the Separation Agreements, the Separation, or the Spin Off shall be filed with the Commission or otherwise made public by any Lone Pine Group member without the prior written consent of Forest.

(iv)          Notwithstanding anything to the contrary in this Section 7.5, Lone Pine shall file its quarterly financial statements with the Commission on the same date that Forest files the Forest quarterly financial statements with the Commission unless otherwise required by applicable Law.

(f)            Quarterly Financial Reporting.  The following is applicable only if Lone Pine is performing its own external financial reporting and not utilizing Forest’s services under the Transition Services Agreement to perform Lone Pine’s external financial reporting.

(i)            As soon as practicable, and in any event no later than two Business Days after Forest has provided Lone Pine with Lone Pine’s oil and natural gas reserves estimates as of the quarter-end being reported or, if Lone Pine is providing its own oil and natural gas reserves estimates, no later than 12 Business Days after the quarter-end being reported, Lone

Pine shall deliver to Forest final consolidated and consolidating balance sheets, statements of operations, and statements of cash flows as well as a consolidated statement of stockholders’ equity for the Lone Pine Group as of and for the quarter and year-to-date ended and balance sheets and statements of operations for each member of the Lone Pine Group that is included in the consolidated financial statements, as the case may be, as of and for the quarter and year-to-date ended, in such format and detail as Forest may reasonably request.  All of the financial statements described in the preceding sentence shall be stated in United States dollars, shall be prepared in accordance with GAAP and Article 10 of Regulation S–X and in accordance with any similar or successor rule to the extent applicable to Forest.

(ii)           As soon as practicable, and in any event no later than the earlier of (x) 10 Business Days prior to the date on which Lone Pine is required to file a Form 10–Q or other document containing its quarterly financial statements with the Commission and (y) 10 Business Days prior to the date on which Forest has notified Lone Pine that Forest intends to file its Form 10–Q or other document containing quarterly financial statements of Forest with the Commission (which notice shall be given at least 21 days prior to such intended filing date), Lone Pine shall deliver to Forest draft Notes to the financial statements prepared in accordance with GAAP and a draft management’s discussion and analysis of financial condition and results of operations for such fiscal period, including an explanation of any material period to period change and any off balance sheet transactions, all in reasonable detail and prepared in accordance with Item 303(b) of Regulation S–K and in accordance with any similar or successor rule to the extent applicable to Forest.

(iii)          As soon as practicable, and in any event no later than the earlier of (x) five Business Days prior to the date on which Lone Pine is required to file a Form 10–Q or other document containing its quarterly financial statements with the Commission and (y) five Business Days prior to the date on which Forest has notified Lone Pine that Forest intends to file its Form 10–Q or other document containing quarterly financial statements of Forest with the Commission (which notice shall be given at least 21 days prior to such intended filing date), Lone Pine shall deliver to Forest its Form 10–Q, in substantially final form; provided, further, that Lone Pine may continue to revise such Form 10–Q prior to the filing thereof in order to make corrections and non-substantive changes, which corrections and changes shall be delivered by Lone Pine to Forest as soon as practicable, and in any event within eight hours after they are made; provided, further, that Forest and Lone Pine financial representatives shall actively consult with each other regarding any changes (whether or not substantive) that Lone Pine may consider making to its Form 10–Q up until the earlier of (x) three Business Days prior to the date on which Lone Pine is required to file a Form 10–Q or other document containing its quarterly financial statements with the Commission and (y) three Business Days prior to the date on which Forest has notified Lone Pine that Forest intends to file its Form 10–Q or other document containing quarterly financial statements of Forest with the Commission (which notice shall be given at least 21 days prior to such intended filing date), with particular focus on any changes that would have an effect upon the financial statements or related disclosures of Forest.  Changes made after the earlier of the dates described in the preceding sentence must be approved by Forest.

(iv)          In addition to the foregoing and subject to applicable Law, no financial statement or any other document that refers to or contains information not previously publicly disclosed with respect to the ownership of Lone Pine by Forest, the Separation Agreements, the Separation, or the Spin-Off shall be filed with the Commission or otherwise made public by any Lone Pine Group member without the prior written consent of Forest.

(v)           Notwithstanding anything to the contrary in this Section 7.5 Lone Pine shall file its quarterly financial statements with the Commission on the same date that Forest files the Forest quarterly financial statements with the Commission unless otherwise required by applicable Law.

(g)           Annual Financial Reporting.  The following is applicable only if Lone Pine is utilizing Forest’s services under the Transition Services Agreement to perform Lone Pine’s external financial reporting.

(i)            No later than 27 Business Days following the year-end, Lone Pine shall deliver to Forest draft Notes to the financial statements, prepared in accordance GAAP, and a draft management’s discussion and analysis of financial condition and results of operations, including an explanation of any material period–to–period change and any off–balance sheet transactions, all in reasonable detail and prepared in accordance with Item 303(b) of Regulation S–K and in accordance with any similar or successor rule to the extent applicable to Forest, for the period being reported.

(ii)           Lone Pine may make corrections and non-substantive changes to its Form 10-K, which corrections and changes shall be delivered by Lone Pine to Forest as soon as practicable, and in any event within eight hours after they are made; provided, further, that Forest and Lone Pine financial representatives shall actively consult with each other regarding any changes (whether or not substantive) that Lone Pine may consider making to its Form 10-K up until the earlier of (x) three Business Days prior to the date on which Lone Pine is required to file a Form 10–K or other document containing its annual financial statements with the Commission and (y) three Business Days prior to the date on which Forest has notified Lone Pine that Forest intends to file its Form 10–K or other document containing annual financial statements of Forest with the Commission (which notice shall be given at least 21 days prior to such intended filing date), with particular focus on any changes that would have an effect upon the financial statements or related disclosures of Forest.  Changes made after the earlier of the dates described in the preceding sentence must be approved by Forest.

(iii)          In addition to the foregoing and subject to applicable Law, no financial statement or any other document that refers to or contains information not previously publicly disclosed with respect to the ownership of Lone Pine by Forest, the Separation Agreements, the Separation, or the Spin Off shall be filed with the Commission or otherwise made public by any Lone Pine Group member without the prior written consent of Forest.

(iv)          Notwithstanding anything to the contrary in this Section 7.5, Lone Pine shall file its annual financial statements with the Commission on the same date that Forest files the Forest annual financial statements with the Commission unless otherwise required by applicable Law.

(h)           Annual Financial Reporting.  The following is applicable only if Lone Pine is performing its own external financial reporting and not utilizing Forest’s services under the Transition Services Agreement to perform Lone Pine’s external financial reporting.

(i)            As soon as practicable, and in any event no later than four Business Days after Forest has provided Lone Pine with Lone Pine’s oil and natural gas reserves estimates as of the year-end being reported or, if Lone Pine is providing its own oil and natural gas reserves estimates, no later than 14 Business Days after the year-end being reported, Lone Pine shall deliver to Forest final consolidated and consolidating balance sheets, statements of operations, and statements of cash flows as well as a consolidated statement of stockholders’ equity for the Lone Pine Group as of and for the quarter and year ended and balance sheets and statements of operations for each member of the Lone Pine Group that is included in the consolidated financial statements, as the case may be, as of and for the quarter and year ended, in such format and detail as Forest may reasonably request.  All of the financial statements described in the preceding sentence shall be stated in United States dollars, shall be prepared in accordance with GAAP and Article 10 of Regulation S–X and in accordance with any similar or successor rule to the extent applicable to Forest.

(ii)           As soon as practicable, and in any event no later than the earlier of (x) 10 Business Days prior to the date on which Lone Pine is required to file a Form 10–K or other document containing its annual financial statements with the Commission and (y) 10 Business Days prior to the date on which Forest has notified Lone Pine that Forest intends to file its Form 10–K or other document containing annual financial statements of Forest with the Commission (which notice shall be given at least 21 days prior to such intended filing date), Lone Pine shall deliver to Forest draft Notes to the financial statements prepared in accordance with GAAP and a draft management’s discussion and analysis of financial condition and results of operations for such fiscal period, including an explanation of any material period to period change and any off balance sheet transactions, all in reasonable detail and prepared in accordance with Item 303(b) of Regulation S–K and in accordance with any similar or successor rule to the extent applicable to Forest.

(iii)          As soon as practicable, and in any event no later than the earlier of (x) five Business Days prior to the date on which Lone Pine is required to file a Form 10–K or other document containing its annual financial statements with the Commission and (y) five Business Days prior to the date on which Forest has notified Lone Pine that Forest intends to file its Form 10–K or other document containing annual financial statements of Forest with the Commission (which notice shall be given at least 21 days prior to such intended filing date), Lone Pine shall deliver to Forest its Form 10–K, in substantially final form; provided, further, that Lone Pine may continue to revise such Form 10–K prior to the filing thereof in order to make corrections and non-substantive changes, which corrections and changes shall be delivered by Lone Pine to Forest as soon as practicable, and in any event within eight hours after they are made; provided, further, that Forest and Lone Pine financial representatives shall actively consult with each other regarding any changes (whether or not substantive) that Lone Pine may consider making to its Form 10–K up until the earlier of (x) three Business Days prior to the date on which Lone Pine is required to file a Form 10–K or other document containing its annual financial statements with the Commission and (y) three Business Days prior to the date on which Forest has notified Lone Pine that Forest intends to file its Form 10–K or other document containing annual financial statements of Forest with the Commission (which notice shall be given at least 21 days prior to such intended filing date), with particular focus on any changes that would have an effect upon the financial statements or related disclosures of Forest.  Changes made after the earlier of the dates described in the preceding sentence must be approved by Forest.

(iv)          In addition to the foregoing and subject to applicable Law, no financial statement or any other document that refers to or contains information not previously publicly disclosed with respect to the ownership of Lone Pine by Forest, the Separation Agreements, the Separation, or the Spin-Off shall be filed with the Commission or otherwise made public by any Lone Pine Group member without the prior written consent of Forest.

(v)           Notwithstanding anything to the contrary in this Section 7.5 Lone Pine shall file its annual financial statements with the Commission on the same date that Forest files the Forest annual financial statements with the Commission unless otherwise required by applicable Law.

(i)            Conformance with Forest Financial Presentation.  All information to be provided by any Lone Pine Group member to Forest or filed with the Commission pursuant to this Section 7.5 shall be consistent in terms of format and detail and otherwise with the policies of Forest (except for differences in presentation consistent with the parties’ practice in the periods prior to the Separation Date) with respect to the application of GAAP and practices with respect to the provision of such financial information by such Lone Pine Group member to Forest (and, where appropriate, as presently presented in financial reports to the Forest board of directors), with such changes therein as may be requested by Forest from time to time consistent with changes in such accounting principles and practices.

(j)            Lone Pine Reports Generally.  Lone Pine shall deliver to Forest:  (i) preliminary and substantially final drafts, as soon as the same are prepared, of (x) all reports, notices, and proxy and information statements to be sent or made available by Lone Pine to its stockholders, (y) all regular, periodic, and other reports to be filed or furnished under Sections 13, 14, and 15 of the Exchange Act (including reports on Form 10-K, 10-Q, and 8-K and Annual Reports to Stockholders), and (z) all registration statements and prospectuses to be filed by Lone Pine with the Commission or any securities exchange pursuant to the listed company manual (or similar requirements) of such exchange ((x), (y), and (z) collectively, the “Lone Pine Public Documents”), and (ii) as soon as practicable, but in no event later than four Business Days (other than with respect to 8-Ks) prior to the earliest of the dates on which the same are printed, sent, or filed, current drafts of all such Lone Pine Public Documents and, with respect to 8-Ks, as soon as practicable, but in no event later than two Business Days prior to the earliest of the dates on which the same are printed, sent, or filed in the case of planned 8-Ks and as soon as practicable, but in no event less than four hours prior to the earliest of the times on which the same are printed, sent, or filed (or, for 8-Ks to be filed before noon, in no event later than 5:00 p.m. New York, New York time on the previous Business Day) in the case of unplanned 8-Ks; provided, however, that Lone Pine may continue to revise such Lone Pine Public Documents prior to the filing thereof in order to make corrections and non-substantive changes, which corrections and changes shall be delivered by Lone Pine to Forest as soon as practicable, and in any event within eight hours after they are made; provided, further, that Forest and Lone Pine financial and/or legal representatives shall actively consult with each other regarding any changes (whether or not substantive) Lone Pine may consider making to any of its Lone Pine Public Documents and related disclosures prior to any anticipated filing with the Commission, with particular focus on any changes that would have an effect upon the financial statements or related disclosures of Forest.  In addition to the foregoing and subject to applicable Law, no Lone Pine Public Document or any other document that refers to or contains information not previously publicly disclosed with respect to the ownership of Lone Pine by Forest, the Separation Agreements, the Separation, or the Spin-Off shall be filed with the Commission or otherwise made public by any Lone Pine Group member without the prior written consent of Forest.

(k)           Budgets and Financial Projections.  Lone Pine shall, as promptly as practicable, deliver to Forest copies of all annual and other budgets and financial projections (consistent in terms of format and detail and as otherwise reasonably required by Forest) relating to Lone Pine on a consolidated basis and shall provide Forest an opportunity to meet with management of Lone Pine to discuss such budgets and projections.

(l)            Other Information.  With reasonable promptness, Lone Pine shall deliver to Forest such additional financial and other information and data with respect to the Lone Pine Group and their business, properties, financial positions, results of operations, and prospects as from time to time may be reasonably requested by Forest.

(m)          Press Releases and Similar Information.  Lone Pine and Forest shall consult with each other as to the timing of their annual and quarterly earnings releases and any interim financial guidance for a current or future period and shall give each other the opportunity to review the information therein relating to the Lone Pine Group and to comment thereon.  Forest and Lone Pine shall make reasonable efforts to issue their respective annual and quarterly earnings releases at approximately the same time on the same date.  No later than eight hours prior to the time and date (or, if the same will be published before noon, no later than 5:00 p.m. New York, New York time on the previous Business Day) at which a party intends to publish its regular annual or quarterly earnings release or any financial guidance for a current or future period, such party shall deliver to the other party copies of substantially final drafts of all press releases and other statements to be made available by such party to employees of any party or to the public concerning any matters that could be reasonably likely to have a material financial impact on the earnings, results of operations, financial condition, or prospects of any Lone Pine Group member.  In addition, prior to the issuance of any such press release or public statement that meets the criteria set forth in the preceding three sentences, the issuing party shall consult with the other party regarding any changes (other than typographical or other similar minor changes) to such substantially final drafts.  Immediately following the issuance thereof, the issuing party shall deliver to the other party copies of final drafts of all press releases and other public statements.

(n)           Cooperation on Forest’s Filings.  Lone Pine shall cooperate fully, and shall use reasonable best efforts to cause its auditors to cooperate fully, with Forest, to the extent reasonably requested by Forest, in the preparation of Forest public earnings or other press releases, Quarterly Reports on Form 10-Q, Annual Reports to Shareholders, Annual Reports on Form 10-K, Current Reports on Form 8-K, and any other proxy, information and registration statements, reports, notices, prospectuses, and any other filings made by Forest with the Commission or any national securities exchange or otherwise made publicly available by or on behalf of Forest (collectively, the “Forest Public Filings”).  Lone Pine shall provide to Forest all information Forest reasonably requests in connection with any Forest Public Filings or that, in the judgment of legal advisors to Forest, is required to be disclosed or incorporated by reference therein under applicable Law.  Lone Pine shall provide such information in a timely manner on the dates requested by Forest (which may be earlier than the dates on which Lone Pine otherwise would be required hereunder to have such information available) to enable Forest to prepare, print, and release all Forest Public Filings on such dates as Forest shall determine but in no event later than as required by applicable Law.  If and to the extent requested by Forest, Lone Pine shall diligently and promptly review all drafts of such Forest Public Filings and prepare in a diligent and timely fashion any portion of such Forest Public Filing pertaining to Lone Pine.  Prior to any printing or public release of any Forest Public Filing, an appropriate executive officer of Lone Pine shall, if requested by Forest, certify for and on behalf of Lone Pine that the information relating to any Lone Pine Group member or the Lone Pine Business in such Forest Public Filing is accurate, true, complete, and correct in all material respects.  Unless otherwise required by applicable Law, Lone Pine shall not publicly release any financial or other information that conflicts with the information with respect to any Lone Pine Group member or the Lone Pine Business that is included in any Forest Public Filing without Forest’s prior written consent.  Prior to the release or filing thereof, Forest shall provide Lone Pine with a draft of any portion of a Forest Public Filing containing information relating to the Lone Pine Group and shall give Lone Pine a reasonable opportunity to review such information and comment thereon; provided, however, that Forest shall determine in its sole and absolute discretion the final form and content of all Forest Public Filings.

7.6           Auditors and Audits; Annual and Quarterly Statements and Accounting.  Each party agrees that, until the Spin-Off Date and for so long as Forest is required to account for its investment in Lone Pine either through consolidation or under the equity method of accounting (determined in accordance with GAAP and consistent with Commission reporting requirements):

(a)           Selection of Auditor.  To the extent requested by Forest, Lone Pine shall not select a different accounting firm than the firm selected by Forest to audit its financial statements and to serve as its independent certified public accountants for purposes of providing an opinion on its consolidated financial statements; provided, however, that Lone Pine’s audit committee shall be entitled to select its own representative and team of accountants from such accounting firm to serve Lone Pine, which may be different from the representative and team of accountants that serve Forest, and for so long as such accounting firm is willing and permitted by applicable legal or accounting standards to serve as Lone Pine’s auditors.  At all times, Lone Pine shall retain a nationally recognized accounting firm to serve as its independent certified public accountants for purposes of providing an opinion on Lone Pine’s consolidated financial statements (the “Lone Pine Auditors”).

(b)           Date of Auditor’s Opinion and Annual and Quarterly Reviews.  Lone Pine shall use reasonable best efforts to enable the Lone Pine Auditors to complete their audit such that they will date their opinion on Lone Pine’s audited annual financial statements on the same date that Forest’s Auditors date their opinion on Forest’s audited annual financial statements, and to enable Forest to meet its timetable for the printing, filing, and public dissemination of Forest’s annual financial statements, including press releases relating to earnings information.  Lone Pine shall use reasonable best efforts to enable the Lone Pine Auditors to complete their annual and quarterly review procedures such that they will provide clearance on Lone Pine’s annual and quarterly financial statements on the same date that Forest’s Auditors provide clearance on Forest’s annual and quarterly financial statements, and to enable Forest to meet its timetable for the printing, filing, and public dissemination of Forest’s annual and quarterly financial statements, including press releases relating to earnings information.

(c)           Information for Preparation of Financial Statements.  Lone Pine shall provide to Forest on a timely basis all Information that Forest reasonably requires to meet its schedule for the preparation, printing, filing, and public dissemination of Forest’s annual, quarterly, and periodic financial statements, including press releases relating to earnings information.  Without limiting the generality of the foregoing, Lone Pine will provide all required financial information with respect to the Lone Pine Group to the Lone Pine Auditors in a sufficient and reasonable time and in sufficient detail to permit the Lone Pine Auditors to take all steps and perform all reviews necessary to provide sufficient assurance to Forest’s Auditors with respect to Information to be included or contained in Forest’s annual, quarterly, and periodic financial statements, including press releases relating to earnings information.  Similarly, Forest shall provide to Lone Pine on a timely basis all Information that Lone Pine reasonably requires to meet its schedule for the preparation, printing, filing and public dissemination of Lone Pine’s annual, quarterly, and periodic financial statements, including press releases relating to earnings information.  Without limiting the generality of the foregoing, Forest will provide all required financial Information with respect to the Forest Group to Forest’s Auditors in a sufficient and reasonable time and in sufficient detail to permit Forest’s Auditors to take all steps and perform all reviews necessary to provide sufficient assurance to the Lone Pine Auditors with respect to Information to be included or contained in Lone Pine’s annual, quarterly, and periodic financial statements, including press releases relating to earnings information.

(d)           Access to Auditors and Work Papers.  Lone Pine shall authorize the Lone Pine Auditors to make available to Forest’s Auditors both the personnel who performed or are performing the annual audits and quarterly reviews of Lone Pine and work papers related to such audits and reviews of Lone Pine, in all cases within a reasonable time prior to the Lone Pine Auditors’ opinion date, so that Forest’s Auditors are able to perform the procedures they consider necessary to take responsibility for the work of the Lone Pine Auditors as it relates to Forest’s Auditors’ report on Forest’s financial statements, all within sufficient time to enable Forest to meet its timetable for the printing, filing, and public dissemination of Forest’s annual and quarterly financial statements, including press releases relating to earnings information.  Similarly, Forest shall authorize Forest’s Auditors to make available to the Lone Pine Auditors both the personnel who performed or are performing the annual audits and quarterly reviews of Forest and work papers related to such audits and reviews of Forest, in all cases within a reasonable time prior to Forest’s Auditors’ opinion date, so that the Lone Pine Auditors are able to perform the procedures they consider necessary to take responsibility for the work of Forest’s Auditors as it relates to the Lone Pine Auditors’ report on Lone Pine’s financial statements, all within sufficient time to enable Lone Pine to meet its timetable for the printing, filing, and public dissemination of Lone Pine’s annual and quarterly financial statements, including press releases relating to earnings information.

(e)           Accounting Principles and Practices.  Without the prior written consent of Forest, Lone Pine may not change its accounting principles or practices if a change in such accounting principle or practice would be required to be disclosed in Lone Pine’s financial statements as filed with the Commission or otherwise publicly disclosed, except for such changes which are required by GAAP and as to which there is no discretion on the part of Lone Pine, as concurred on by the Lone Pine Auditors prior to its implementation.  Lone Pine shall give Forest as much prior notice as reasonably practical of any proposed determination of, or any significant changes in, its accounting estimates or, subject as aforesaid, accounting principles from those in effect on the Separation Date.  Lone Pine will consult with Forest and, if requested by Forest, Lone Pine will consult with Forest’s Auditors with respect thereto.  Forest shall give Lone Pine as much prior notice as reasonably practical of any proposed determination of, or any significant changes in, its accounting estimates or accounting principles pertaining to Lone Pine from those in effect on the Separation Date.

(f)            Comfort Letters.  Upon Forest’s request, Lone Pine shall use reasonable best efforts to cause to be delivered “comfort letters” of the Lone Pine Auditors with regard to Lone Pine’s financial statements, dated as of the pricing dates and the closing date(s) and addressed to the underwriters, in any offering of securities by Forest or any member of the Forest Group for which such comfort letters are required by underwriters.  Such “comfort letters” shall be in form reasonably satisfactory to Forest and customary in scope and substance for “comfort letters” delivered by independent public accountants in connection with public securities offerings.

(g)           Auditor Consents.  Lone Pine shall use reasonable best efforts to cause the Lone Pine Auditors to consent to the inclusion of their report in, and to be named in, Forest’s filings with the Commission with respect to any such information as is customary for such consents.

7.7           Reserve Information.

(a)           Reserve and Production Reports.  Lone Pine shall, as promptly as practicable, deliver to Forest copies of all monthly and other reserve and production reports (consistent in terms of format and detail and as otherwise reasonably required by Forest) relating to Lone Pine on a consolidated basis and shall provide Forest an opportunity to meet with management of Lone Pine to discuss such reserve and production reports.

(b)           Selection of Independent Reserve Engineer.  To the extent requested by Forest, Lone Pine shall not select a different independent reserve engineering firm than the firm selected by Forest to audit or evaluate its reserves.

(c)           Cooperation on Forest’s Filings.  Lone Pine shall cooperate fully, and shall use reasonable best efforts to cause its independent reserve engineers to cooperate fully, with Forest, to the extent reasonably requested by Forest, in the preparation of the Forest Public Filings.  Lone Pine shall provide to Forest all information Forest reasonably requests in connection with any Forest Public Filings or that, in the judgment of legal advisors to Forest, is required to be disclosed or incorporated by reference therein under applicable Law.  Lone Pine shall provide such information in a timely manner on the dates requested by Forest (which may be earlier than the dates on which Lone Pine otherwise would be required hereunder to have such information available) to enable Forest to prepare, print, and release all Forest Public Filings on such dates as Forest shall determine but in no event later than as required by applicable Law.  If and to the extent requested by Forest, Lone Pine shall diligently and promptly review all drafts of such Forest Public Filings and prepare in a diligent and timely fashion any portion of such Forest Public Filing pertaining to Lone Pine.  Prior to any printing or public release of any Forest Public Filing, an appropriate executive officer of Lone Pine shall, if requested by Forest, certify for and on behalf of Lone Pine that the information relating to any Lone Pine Group member or the Lone Pine Business in such Forest Public Filing is accurate, true, complete, and correct in all material respects.  Unless otherwise required by applicable Law, Lone Pine shall not publicly release any reserve information that conflicts with the information with respect to any Lone Pine Group member or the Lone Pine Business that is included in any Forest Public Filing without Forest’s prior written consent.  Prior to the release or filing thereof, Forest shall provide Lone Pine with a draft of any portion of a Forest Public Filing containing information relating to the Lone Pine Group and shall give Lone Pine a reasonable opportunity to review such information and comment thereon; provided, however, that Forest shall determine in its sole and absolute discretion the final form and content of all Forest Public Filings.

7.8           Assignment to Forest Transferee.  Forest may transfer all or any portion of its rights under Sections 7.5, 7.6, and 7.7 to a Forest Transferee that is required to consolidate the results of operations and financial position of Lone Pine and any other member of the Lone Pine Group or to account for its investment in Lone Pine under the equity method of accounting (in either case, determined in accordance with GAAP and consistent with Commission reporting requirements).  Forest shall give written notice to Lone Pine of its transfer of rights under this Section 7.8 no later than 30 days after Forest enters into a binding agreement for such transfer of rights.  Such notice shall state the name and address of the Forest Transferee and the scope of rights being transferred under this Section 7.8.  In connection with any such transfer, the term “Forest” as used in Sections 7.5, 7.6, and 7.7 shall, where appropriate to give effect to the assignment of rights and obligations hereunder to such Forest Transferee, be deemed to refer to such Forest Transferee.  Forest and any Forest Transferee may exercise the rights under Sections 7.5, 7.6, and 7.7 in such priority, as among themselves, as they shall agree upon among themselves, and Lone Pine shall observe any such agreement of which it shall have notice as provided above.

7.9           Preservation of Legal Privileges.

(a)           Forest and Lone Pine recognize that the members of their respective groups possess and will possess information and advice that has been previously developed but is legally protected from disclosure under legal privileges, such as the attorney-client privilege or work product exemption and other concepts of legal protection (“Privilege”).  Each party recognizes that they shall be jointly entitled to the Privilege with respect to such privileged information and that each shall be entitled to maintain, preserve, and assert for its own benefit all such information and advice, but both parties shall ensure that such information is maintained so as to protect the Privileges with respect to the other party’s interest.  To that end, no party will knowingly waive or compromise any Privilege associated with such information and advice without the prior written consent of the other parties.  In the event that privileged information is required to be disclosed to any arbitrator or mediator in connection with a dispute between the parties, such disclosure shall not be deemed a waiver of Privilege with respect to such information, and any party receiving it in connection with a proceeding shall be informed of its nature and shall be required to safeguard and protect it.

(b)           The rights and obligations created by this Section 7.9 shall apply to all information relating to the Lone Pine Business as to which, but for the Separation, either party would have been entitled to assert or did assert the protection of a Privilege, including (i) any and all information generated prior to the Separation Date but which, after the Separation, is in the possession of either party and (ii) all information generated, received, or arising after the Separation Date that refers to or relates to information described in the preceding clause (i).

(c)           Upon receipt by either party of any subpoena, discovery, or other request that may call for the production or disclosure of information that is the subject of a Privilege, or if a party obtains knowledge that any current or former employee of a party has received any subpoena, discovery, or other request that may call for the production or disclosure of such information, such party shall provide the other party a reasonable opportunity to review the information and to assert any rights it may have under this Section 7.9 or otherwise to prevent the production or disclosure of such information.  Absent receipt of written consent from the other party to the production or disclosure of information that may be covered by a Privilege, each party agrees that it will not produce or disclose any information that may be covered by a Privilege unless a court of competent jurisdiction has entered a final, nonappealable order finding that the information is not entitled to protection under any applicable Privilege.

7.10         Confidentiality.

(a)           Until the date that is five years from the date hereof, Forest and Lone Pine shall hold and shall cause the members of the Forest Group and the Lone Pine Group, respectively, to hold, and shall each cause their respective officers, employees, agents, consultants, and advisors to hold, in strict confidence and not to disclose or release without the prior written consent of the other party, any and all Confidential Information (as defined herein); provided, that the parties may disclose, or may permit disclosure of, Confidential Information:  (i) to their respective auditors, attorneys, financial advisors, bankers, and other appropriate consultants and advisors who have a need to know such information and are informed of their obligation to hold such information confidential to the same extent as is applicable to the parties hereto and in respect of whose failure to comply with such obligations, Forest or Lone Pine, as the case may be, will be responsible or (ii) to the extent any member of the Forest Group or the Lone Pine Group is compelled to disclose any such Confidential Information by judicial or administrative process or, in the opinion of legal counsel, by other requirements of Law.  Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, Forest or Lone Pine, as the case may be, shall promptly notify the other of the existence of such request or demand and shall provide the other a reasonable opportunity to seek an appropriate protective order or other remedy, which both parties will cooperate in seeking to obtain.  In the event that such appropriate protective order or other remedy is not obtained, the party being compelled to disclose the Confidential Information shall furnish or cause to be furnished only that portion of the Confidential Information that is legally required to be disclosed.  As used in this Section 7.10, “Confidential Information” shall mean all proprietary, technical, or operational information, data, or material of one party which, prior to or following the Separation Date, has been disclosed by Forest or members of the Forest Group, on the one hand, or Lone Pine or members of the Lone Pine Group, on the other hand, in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other, including pursuant to any provision of this Agreement (except to the extent that such Confidential Information can be shown to have been (i) in the public domain through no fault of such party or (ii) later lawfully acquired from other sources by the party to which it was furnished; provided, however, in the case of (ii) that such sources did not provide such Confidential Information in breach of any confidentiality obligations).

(b)           Notwithstanding anything to the contrary set forth herein, (i) Forest and the other members of the Forest Group, on the one hand, and Lone Pine and the other members of the Lone Pine Group, on the other hand, shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information if they exercise the same degree of care (but no less than a reasonable degree of care) as they take to preserve confidentiality for their own similar Information and (ii) confidentiality obligations provided for in any agreement between Forest or any other member of the Forest Group, or Lone Pine or any other members of the Lone Pine Group, on the one hand, and any employee of Forest or any other member of the Forest Group, or Lone Pine or any other members of the Lone Pine Group, on the other hand, shall remain in full force and effect.  Confidential Information of Forest or any other member of the Forest Group, on the one hand, or Lone Pine or any other member of the Lone Pine Group, on the other hand, in the possession of and used by the other as of the Separation Date may continue to be used by such Person in possession of the Confidential Information in and only in the operation of the Forest Business or the Lone Pine Business, as the case may be, and may be used only so long as the Confidential Information is maintained in confidence and not disclosed in violation of Section 7.10(a).  Such continued right to use the Confidential Information may not be transferred to any third party unless the third party purchases all or substantially all of the business and assets in which the relevant Confidential Information is used or employed in one transaction or in a series or related transactions.  In the event that such right to use the Confidential Information is transferred in accordance with the preceding sentence, the transferring party shall not disclose the source of the relevant Confidential Information.

7.11                           Covenants Regarding Incurrence of Indebtedness.

(a)                                  Lone Pine hereby covenants and agrees that, until the Spin-Off Date, Lone Pine shall not, and shall not permit any other member of the Lone Pine Group to, without Forest’s prior written consent (which Forest may withhold in its sole and absolute discretion), create, incur, assume, or suffer to exist any Lone Pine Indebtedness if the incurrence of such Indebtedness (i) would cause Forest to be in breach of or in default under any contract or agreement provided by Forest to Lone Pine pursuant to Section 7.19(b), (ii) could be reasonably likely (in the reasonable opinion of Forest) to adversely impact Forest’s credit rating, or (iii) if the incurrence of such Lone Pine Indebtedness involves more than $5 million; provided, however, that the restriction contained in clause (iii) above, shall not prohibit any member of the Lone Pine Group from borrowing under the Lone Pine Credit Facility.

(b)                                 In order to implement this Section 7.11, Lone Pine shall notify Forest in writing at least 30 Business Days prior to the time at which it or any other member of the Lone Pine Group contemplates incurring any Lone Pine Indebtedness (other than borrowings under the Lone Pine Credit Facility permitted under Section 7.11(a)) of its intention to do so and shall either (i) demonstrate to Forest’s satisfaction that this Section 7.11 shall not be violated by such proposed additional Lone Pine Indebtedness or (ii) obtain Forest’s prior written consent to the incurrence of such proposed additional Lone Pine Indebtedness.  Any such written notification from Lone Pine to Forest shall include documentation of any existing Lone Pine Indebtedness and estimated aggregate Lone Pine Indebtedness after giving effect to such proposed incurrence of additional Lone Pine Indebtedness.  Forest shall have the right to verify the accuracy of such information and Lone Pine shall cooperate fully with Forest in such effort (including by providing Forest with access to the working papers and underlying documentation related to any calculations used in determining such information).

7.12                           Non-Competition.

(a)                                  Forest Non-Compete.  For a period of two years from the Separation Date, Forest agrees not to, and to cause other members of the Forest Group not to, acquire any oil and gas properties in Canada unless such oil and gas properties in Canada constitute less than a majority of the assets included in a particular business opportunity.  Notwithstanding the foregoing, if, during this two-year period, Forest obtains the prior consent of Lone Pine with respect to a defined area in Canada, it may engage in activities in that area.

(b)                                 Lone Pine Non-Compete.  For a period of two years from the Separation Date, Lone Pine agrees not to, and to cause other members of the Lone Pine Group not to, acquire any oil and gas properties in the United States unless such oil and gas properties in the United States constitute less than a majority of the assets included in a particular business opportunity.  Notwithstanding the foregoing, if, during this two-year period, Lone Pine obtains the prior consent of Forest with respect to a defined area in the United States, it may engage in activities in that area.

7.13                           Non-Solicitation of Employees.

(a)                                  Forest No Hire.  For a period of two years from the Separation Date, Forest agrees not to, without Lone Pine’s consent, (i) solicit, recruit, or hire any employees, independent contractors, or officers of the Lone Pine Group who have worked for or been contracted to the Lone Pine Business immediately prior to the Separation Date and who are employed full-time by Lone Pine or a member of the Lone Pine Group immediately after the Separation Date or (ii) solicit or encourage any current employee or independent contractor of the Lone Pine Group who has worked full-time for the Lone Pine Business to leave the employment of Lone Pine or a member of the Lone Pine Group.  Nothing in this Section 7.13 shall prevent or restrict Forest or any member of the Forest Group from employing any individual who responds to a general solicitation for employment made by or on behalf of Forest or any member of the Forest Group that is not specifically directed at employees, independent contractors, or officers of Lone Pine who have worked in the Lone Pine Business or any individual who, after the Separation Date, initiates contact with Forest or any member of the Forest Group for purposes of seeking employment.

(b)                                 Lone Pine No Hire.  For a period of two years from the Separation Date, Lone Pine agrees not to, without Forest’s consent, (i) solicit, recruit, or hire any employees, independent contractors, or officers of the Forest Group who have worked for or been contracted to the Forest Business immediately prior to the Separation Date and who are employed full-time by Forest or a member of the Forest Group immediately after the Separation Date or (ii) solicit or encourage any current employee or independent contractor of the Forest Group who has worked full-time for the Forest Business to leave the employment of Forest or a member of the Forest Group.  Nothing in this Section 7.13 shall prevent or restrict Lone Pine or any member of the Lone Pine Group from employing any individual who responds to a general solicitation for employment made by or on behalf of Lone Pine or any member of the Lone Pine Group that is not specifically directed at employees, independent contractors, or officers of Forest who have worked in the Forest Business or any individual who, after the Separation Date, initiates contact with Lone Pine or any member of the Lone Pine Group for purposes of seeking employment.

7.14                           Conduct of Lone Pine Business between Separation Date and Spin-Off Date.  Subject to any additional restrictions in the Tax Sharing Agreement, during the period from the Separation Date through the earliest of (a) the Spin-Off Date, (b) the date on which Forest gives notice to Lone Pine that it no longer intends to pursue the Spin-Off, and (c) the date on which Forest ceases to own at least 80.1% of the Lone Pine Capital Stock, Lone Pine covenants and agrees that the Lone Pine Group as a whole shall not, without Forest’s prior written consent (which Forest may withhold in its sole and absolute discretion):  (i) acquire any businesses or other Assets, by means of merger, consolidation or otherwise, of any other Person, with an aggregate value of more than $20 million for all such acquisitions, (ii) dispose of Assets held by the Lone Pine Group, by sale or otherwise, with an aggregate value of more than $20 million for all such dispositions, or (iii) acquire any equity or debt securities of any other Person, with an aggregate value of more than $5 million for all such acquisitions.

7.15                           Compliance with Legal Policies.  For so long as Forest is providing legal services under the Transition Services Agreement, Lone Pine shall comply with all policies and directives identified by Forest as critical to legal and regulatory compliance; provided, however, that nothing contained herein shall require compliance with policies or directives that, in the opinion of counsel to Lone Pine, do not comply with then applicable Law.  Until the Spin-Off Date, Lone Pine shall not adopt policies or directives relating to legal or regulatory compliance that are inconsistent with the policies and directives identified by Forest as critical to legal and regulatory compliance; provided, however, that nothing contained herein shall prevent adoption of policies or directives that, in the opinion of counsel to Lone Pine, are necessary or desirable to comply with then applicable Law.

7.16                           Payment of Expenses.  Lone Pine shall pay all underwriting fees, discounts and commissions, and other direct costs incurred in connection with the IPO.  Except as otherwise expressly provided in any Separation Agreement, each party shall be responsible for 50% of all costs (including third-party costs) incurred in connection with the Spin-Off.  On the Separation Date, Lone Pine shall reimburse Forest for all direct costs (including third-party costs) incurred by Lone Pine prior to such date.

7.17                           Public Communications.  For the period from the IPO Closing Date until the Spin-Off Date, Lone Pine shall consult with Forest prior to issuing any public communications, including press releases and investor presentations, and Lone Pine shall not issue any such public communications without the prior written consent of Forest, unless otherwise required by applicable Law or stock exchange requirements.

7.18                           Risk Management.  For the period from the IPO Closing Date until the Spin-Off Date, Lone Pine shall consult with Forest in connection with its risk management matters relating to its hedging and derivatives programs, transactions, agreements, and arrangements, and Lone Pine shall not enter into any hedging or derivatives program, transaction, agreement, or arrangement without the prior written consent of Forest.

7.19                           Other Covenants.  So long as Forest beneficially owns at least 50% of the total voting power of all classes of then outstanding capital stock of Lone Pine entitled to vote generally in the election of directors (“Lone Pine Voting Stock”):

(a)                                  Forest’s Rights as Stockholder.  Lone Pine shall not, without the prior written consent of Forest (which Forest may withhold in its sole and absolute discretion), take, or cause to be taken, directly or indirectly, any action (including making or failing to make any election under the law of any state or other relevant jurisdiction) that has the effect, directly or indirectly, of restricting or limiting the ability of Forest freely to sell, transfer, assign, pledge, or otherwise dispose of shares of Lone Pine Common Stock or would restrict or limit the rights of any transferee of Forest as a holder of shares of Lone Pine Common Stock.  Without limiting the generality of the foregoing, Lone Pine shall not, without the prior written consent of Forest (which Forest may withhold in its sole and absolute discretion), take any action, or recommend to its shareholders any action, which would limit the legal rights of, or deny any benefit to, Forest as a Lone Pine stockholder either (i) solely as a result of the amount of Lone Pine Voting Stock owned by Forest or (ii) in a manner not applicable to holders of Lone Pine Voting Stock generally.

(b)                                 Compliance with Forest’s Contracts.  To the extent that Forest is a party to any contract providing that certain actions or inactions of affiliates of Forest (which for purposes of such contract includes any member of the Lone Pine Group) may result in Forest being in breach of or in default under such contract (provided, that Forest will use reasonable best efforts to exclude the actions or inactions of members of the Lone Pine Group from any such contract entered into after the Separation Date), and Forest has advised Lone Pine of the existence, and has furnished Lone Pine with copies, of such contract (or the relevant portions thereof), Lone Pine shall not take or fail to take, as applicable, and Lone Pine shall cause the other members of the Lone Pine Group not to take or fail to take, as applicable, any actions that reasonably could result in Forest being in breach of or in default under such contract.  The parties acknowledge and agree that Forest may in good faith enter into additional contracts or amendments to existing contracts; providing, that certain actions or inactions of subsidiaries or affiliates of Forest (including, for purposes of such contracts or amendments, members of the Lone Pine Group) may result in Forest being in breach of, or in default under, such contracts.  In such event, provided, that Forest has notified Lone Pine of such additional contracts or amendments, Lone Pine shall not thereafter take or fail to take, as applicable, and Lone Pine shall cause the other members of the Lone Pine Group not to take or fail to take, as applicable, any actions that reasonably could result in Forest being in breach of or in default under such additional contracts or amendments.  Forest acknowledges and agrees that Lone Pine shall not be deemed in breach of this Section 7.19(b) to the extent that, prior to being notified by Forest of an additional contract or an amendment to an existing Contract pursuant to this Section 7.19(b), a Lone Pine Group member already has taken or failed to take one or more actions that would otherwise constitute a breach of this Section 7.19(b) had such action(s) or inaction(s) occurred after such notification, provided, that Lone Pine does not, after notification by Forest, take any further action or fail to take any action that contributes further to such breach or default.

7.20         Forest Guarantees.  To the extent that any member of the Forest Group has guaranteed any Liabilities of any member of the Lone Pine Group, (a) Lone Pine will (and will cause its other Group members to) use its reasonable best efforts to cause the beneficiaries of such guarantees to release such Forest Group member therefrom and (b) with respect to any such guarantee that is not so released, Lone Pine (for itself and on behalf of all of its Group members) acknowledges that no Forest Group member will have any obligation after the Separation Date to agree to any further amendments, restatements, extensions, or other modifications of such guarantee or of any Liability guaranteed thereby. If such release(s) are not obtained by the Spin-Off Date, the parties will continue to work together and use their reasonable best efforts to cause such guarantees to be released as soon as reasonably practicable.

ARTICLE VIII
INSURANCE

8.1                                 Insurance Policies and Rights.

(a)                                  To the extent permitted under the terms of any applicable Insurance Policy, without limiting the availability of subrogation rights as an Indemnifying Party under Section 3.5(f), the assets of Lone Pine shall include any and all rights of an insured party, including rights of indemnity and the right to be defended by or at the expense of the insurer, and to receive Insurance Proceeds with respect to all Insured Lone Pine Claims under any Insurance Policies.  The Lone Pine Group shall be solely responsible for any and all premiums, deductibles, self-insured retentions, retrospective premiums, claims handling, and other charges owed under the Insurance Policies with respect to the coverage provided for Insured Lone Pine Claims.

(b)                                 To the extent permitted under the terms of any applicable Insurance Policy, without limiting the availability of subrogation rights as an Indemnifying Party under Section 3.5(f), the assets of Forest shall include any and all rights of an insured party, including rights of indemnity and the right to be defended by or at the expense of the insurer, and to receive Insurance Proceeds under any Insurance Policies other than the rights under any Insurance Policies which are solely assets of Lone Pine.  The Forest Group shall be solely responsible for any and all premiums, deductibles, self-insured retentions, retrospective premiums, claims handling, and other charges owed under the Insurance Policies with respect to the coverage provided for Insured Claims other than Insured Lone Pine Claims.

(c)                                  Nothing in this Agreement is intended to relieve any insurer of any Liability under any Insurance Policy.

8.2                                 Administration and Reserves.  Consistent with the provisions of Article III, from and after the Spin-Off Date:

(a)                                  Forest shall be responsible for (i) Insurance Administration of the Insurance Policies with respect to any liabilities of any member of the Forest Group, any assets of the Forest Group or any claims as to which the Forest Group has retained rights of reimbursement or subrogation pursuant to this Agreement or any Separation Agreement; and (ii) Claims Administration with respect to any liabilities of any member of the Forest Group, any assets of the Forest Group, or any claims as to which the Forest Group has retained rights of reimbursement or subrogation pursuant to this Agreement or any Separation Agreement.  It is understood that the retention of the Insurance Policies by Forest is in no way intended to limit, inhibit, or preclude any right to insurance coverage for any Insured Claim or any other rights under the Insurance Policies, including claims of Lone Pine and any of its operations, subsidiaries, and affiliates for insurance coverage, reimbursement, subrogation, or otherwise.

(b)                                 Lone Pine shall be responsible for (i) Insurance Administration of the Insurance Policies which insure the Lone Pine Group only and (ii) Claims Administration with respect to any liabilities of any member of the Lone Pine Group, any assets of the Lone Pine Group, or any claims as to which the Lone Pine Group has rights of reimbursement or subrogation pursuant to this Agreement or any Separation Agreement.

(c)                                  The parties shall cooperate with regards to Insurance Administration, and shall share material information concerning such matters so that both the Lone Pine Group and the Forest Group are aware on a continuing basis of remaining aggregate limits of coverage, deductible payments, retrospective premium payments, and other material matters relevant to continued dealings with insurers providing coverage for Liabilities of both Groups.

(d)                                 Nothing in this Agreement shall be construed or deemed to affect in any way the right of Forest to obtain and administer future insurance policies or to enter into future indemnification agreements with third parties on whatever terms it believes to be advisable, including the entry into insurance policies covering Forest and its subsidiaries.

(e)                                  Nothing in this Agreement shall be construed or deemed to affect in any way the right of Lone Pine to obtain and administer future insurance policies or to enter into future indemnification agreements with third parties on whatever terms it believes to be advisable, including the entry into insurance policies covering Lone Pine and its subsidiaries.

8.3                                 Allocation of Insurance Proceeds; Cooperation.  Except as otherwise provided in Section 3.4, the parties shall use reasonable best efforts to ensure that Insurance Proceeds received with respect to claims, costs, and expenses under the Insurance Policies shall be paid to Forest with respect to Forest Liabilities and to Lone Pine with respect to the Lone Pine Liabilities.

8.4                                 Reimbursement of Expenses.  Lone Pine shall reimburse the relevant insurer or the relevant third-party administrator or Forest, as appropriate, to the extent required under any Insurance Policy or Claims Handling Agreement for any services performed after the Spin-Off Date with respect to any and all Insured Lone Pine Claims which are not Forest Liabilities which are paid, settled, adjusted, defended, and/or otherwise handled by such insurer or third-party administrator pursuant to the terms and conditions of such Insurance Policy or Claims Handling Agreement.

8.5                                 No Reduction of Coverage.  Except for reduction in coverage resulting from submission and payment of claims, no party shall take any action to eliminate or reduce coverage available to the other parties under any Insurance Policy or Claims Handling Agreement for any claims without the prior written consent of the other parties (which shall not be unreasonably withheld or delayed); provided, however, that nothing herein shall affect a party’s right to amend the terms of a Claims Handling Agreement or Insurance Policy on renewal or otherwise; and provided, that no member of the Forest Group shall have any Liability to any member of the Lone Pine Group if any Insurance Policy is terminated or otherwise ceases to be in effect for any reason, is unavailable, or is inadequate to cover any Liability of the Lone Pine Group for any reason.

8.6                                 Shared Insurance Policies Other Than D&O, Fiduciary, and Employment Practices Liability.  Effective on the Spin-Off Date, Forest will take the necessary action to terminate the Lone Pine Group’s coverage with respect to occurrences on or after the Spin-Off Date under the shared Insurance Policies.  Any resulting return of premium or credit will be allocated between the Forest Group and the Lone Pine Group in proportion to their respective contributions to the payment of such premium.  Each of the Forest Group and the Lone Pine Group shall be responsible for obtaining its own replacement policies (if so desired) for occurrences on or after the Spin-Off Date.

8.7                                 D&O, Fiduciary, and Employment Practices Liability.  Each of the Forest Group and the Lone Pine Group shall be responsible for obtaining its own directors’ and officers’, fiduciary, and employment practices liability policies for acts or omissions occurring on or after such date that the IPO Registration Statement is declared effective by the Commission.

ARTICLE IX
MISCELLANEOUS

9.1                                 Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.  Any reference to any federal, state, provincial, territorial, local, or foreign law shall be deemed also to refer to such law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise.  Any reference to any contract or agreement (including schedules, exhibits, and other attachments thereto), including this Agreement, shall be deemed also to refer to such contract or agreement as amended, restated, or otherwise modified, unless the context requires otherwise.  The words “include,” “includes,” and “including” shall be deemed to be followed by “without limitation.”  Pronouns in masculine, feminine, and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context requires otherwise.  The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  Where this Agreement states that a party “will” or “shall” perform in some manner or otherwise act or omit to act, it means that such party is legally obligated to do so in accordance with this Agreement.  The captions, titles, and headings included in this Agreement are for convenience only and do not affect this Agreement’s construction or interpretation.  Any reference to an Article or Section in this Agreement shall refer to an Article or Section of this Agreement, unless the context otherwise requires.  This Agreement is for the sole benefit of the parties (and, solely for purposes of Article III, the Forest Indemnitees and the Lone Pine Indemnitees) and does not, and is not intended to, confer any rights or remedies in favor of any Person (including any employee or shareholder of Forest or any employee or stockholder of Lone Pine) other than the parties.

9.2                                 Conflicts with Other Separation Agreements.  To the extent any portion of this Agreement conflicts with any other Separation Agreement, this Agreement shall control; provided, however, that any specific provision in the Tax Sharing Agreement shall control.

9.3                                 Limitation of Liability.  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN ANY SEPARATION AGREEMENT, IN NO EVENT SHALL ANY MEMBER OF THE FOREST GROUP OR THE LONE PINE GROUP OR THEIR RESPECTIVE DIRECTORS, OFFICERS, AND EMPLOYEES BE LIABLE TO ANY OTHER MEMBER OF THE FOREST GROUP OR THE LONE PINE GROUP FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL, OR PUNITIVE DAMAGES, OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT OR ANY SEPARATION AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EACH PARTY’S INDEMNIFICATION OBLIGATIONS FOR LIABILITIES TO THIRD PARTIES AS SET FORTH IN THIS AGREEMENT OR ANY OTHER SEPARATION AGREEMENT.

9.4                                 Assignment.  Except as set forth herein, no party shall assign, transfer, or otherwise alienate any or all of its rights or interest under this Agreement without the express prior written consent of the other parties, which consent may be granted or withheld in such other parties’ sole discretion.  Any attempted transfer in violation of the previous sentence shall be invalid and ineffective ab initio.

9.5                                 Entire Agreement.  This Agreement and the other Separation Agreements constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede (a) all prior oral or written proposals or agreements, (b) all contemporaneous oral proposals or agreements, and (c) all previous negotiations and all other communications or understandings between the parties, in each case with respect to the subject matter hereof and thereof; provided, however, that, except to the extent expressly set forth in any Separation Agreement, the provisions of the Separation Agreements shall not modify or supersede the provisions of any written agreement between the parties or their affiliates with respect to the lease of real property or otherwise with respect to real property.

9.6                                 Notices.  Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, facsimile or other generally accepted means of electronic transmission, or mail (with postage prepaid), to the following addresses:

(a)                                  If to Lone Pine or CFOL, to:

Chief Executive Officer

Lone Pine Resources Inc.

Suite 2500, 645-7 Avenues SW

Calgary, Alberta,

Canada T2P 4G8

Fax:  (403) 663-2447

With a copy to (which shall not constitute notice):

Bennett Jones LLP

Attention:  Colin Perry

4500 Bankers Hall East

Calgary, Alberta

Canada T2P 4K7

Fax:  (403) 265-7219

(b)                                 If to Forest, to:

General Counsel

Forest Oil Corporation

707 17th Street, Suite 3600

Denver, Colorado 80202

Fax:  (303) 812-1510

With a copy to (which shall not constitute notice):

Vinson & Elkins L.L.P.

Attention:  Shelley A. Barber

666 Fifth Avenue, 26th Floor

New York, New York 10103

Fax:  (917) 849-5353

or to such other addresses or telecopy numbers as may be specified by like notice to the other party.

9.7                                 Governing Law.  This Agreement shall be construed in accordance with and governed by the substantive internal laws of the State of New York, excluding its conflict of laws rules.

9.8                                 Termination.  This Agreement may be terminated at any time prior to the Separation Date by and in the sole discretion of Forest without the approval of Lone Pine.  This Agreement and any Separation Agreement other than the Tax Sharing Agreement may be terminated at any time after the IPO Closing Date and prior to the Spin-Off Date by Forest.  If termination of this Agreement occurs after the IPO Closing Date, only provisions of this Agreement relating to the Spin-Off will terminate.

9.9                                 Severability.  If any term or other provision of this Agreement shall be determined by a court, Governmental Authority, or arbitrator to be invalid, illegal, or unenforceable, such invalidity, illegality, or unenforceability shall not render the entire Agreement invalid.  Rather, this Agreement shall be construed as if not containing the particular invalid, illegal, or unenforceable provision, and all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party.  Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent permitted under applicable Law.

9.10                           Amendment.  This Agreement may only be amended by a written agreement executed by all the parties.

9.11                           Counterparts.  This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same agreement.

9.12                           Authority.  Each party represents to the other parties that (a) it has the corporate power and authority to execute, deliver, and perform this Agreement, (b) the execution, delivery, and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is its legal, valid, and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights generally and general equity principles.

9.13                           Binding Effect.  This Agreement and each other Separation Agreement binds and benefits the parties and their respective successors and permitted assigns.  Other than those Persons entitled to indemnity under Article III, there are no third party beneficiaries having rights under or with respect to this Agreement.

9.14                           Waiver.  A provision of this Agreement or any other Separation Agreement may be waived only by a writing signed by the party intended to be bound by the waiver.  A party is not prevented from enforcing any right, remedy, or condition in the party’s favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the party specifically waives the same in writing.  A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated.  A waiver once given is not to be construed as a waiver for any other matter or occasion.  Any enumeration of a party’s rights and remedies in this Agreement or any other Separation Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by Law and include any rights and remedies authorized in Law or in equity.

[Signature Page Follows]

WHEREFORE, the parties have signed this Separation and Distribution Agreement effective as of the date first set forth above.

FOREST OIL CORPORATION

By:
Name:	Cyrus D. Marter IV
Title:	Senior Vice President, General Counsel and Secretary

CANADIAN FOREST OIL LTD.

By:
Name:
Title:

LONE PINE RESOURCES INC.

By:
Name:
Title:

SIGNATURE PAGE TO

SEPARATION AND DISTRIBUTION AGREEMENT

EXHIBIT A

CANADIAN PLAN OF REORGANIZATION

The transactions set forth below (the “Reorganization Transactions”) constitute a plan of reorganization (the “Plan of Reorganization”) involving Canadian Forest Oil Ltd., an Alberta corporation (“CFOL”) and certain other newly-formed or existing entities.  The Reorganization Transactions are being undertaken pursuant to Canadian tax and corporate law, and are as follows:

1.             CFOL will form two unlimited liability companies under the laws of the Province of Alberta (“ULC 1” and “ULC 2”).

2.             CFOL and ULC 1 will amalgamate under Canadian law to form “Amalco 1”.  Pursuant to the amalgamation, (i) all of the CFOL common shares held by Forest Oil Corporation, a New York corporation (“Forest”), will be converted into one Amalco 1 common voting share (the “Amalco 1 Common Shares”) with a value approximately equal to the value of the CFOL stock held by Forest immediately before the amalgamation, (ii) all of the CFOL common shares held by Wiser Oil LLC, a Delaware limited liability company (“Wiser Oil”) will be converted into Amalco 1 preferred shares (the “Amalco 1 Preferred Shares”) with a value approximately equal to the value of the CFOL stock held by Wiser Oil immediately before the amalgamation, and (iii) all of the CFOL common shares held by Wiser Delaware LLC, a Delaware limited liability company (“Wiser Delaware”) will be converted into Amalco 1 Preferred Shares with a value approximately equal to the value of the CFOL stock held by Wiser Delaware immediately before the amalgamation.

3.             Amalco 1 will distribute to Forest, with respect to Forest’s Amalco 1 Common Share, 99 newly issued Amalco 1 Common Shares (the “CFOL Stock Dividend”).

4.             Amalco 1 will distribute to Forest a newly issued, non-interest bearing, demand note having a principal amount equal to the dollar value of the Amalco 1 Common Shares — determined by reference to the offering price of the Lone Pine common shares established in Step 8 — held by Forest immediately before this Step, less $1 (the “Demand Note”).  The Demand Note will be issued and settled on the same day (see Step 6).

5.             Forest will transfer the Demand Note, the Amalco 1 Common Shares, and all of its member interests in Wiser Oil and Wiser Delaware (the “Transferred Assets”) to Lone Pine in exchange for Lone Pine common shares and cash as described in Step 9.  The number of Lone Pine common shares issued in this Step will be determined by reference to the offering price of the Lone Pine common shares established in Step 8.

6.             Lone Pine will contribute the Demand Note to Amalco 1 in exchange for 1,723 newly issued Amalco 1 Common Shares.

7.             Amalco 1 and ULC 2 will amalgamate under Canadian law to form “Amalco 2”.  Pursuant to the amalgamation, (i) each Amalco 1 Common Share held by Lone Pine will be converted into one share of Amalco 2 Class A common stock with a value approximately equal to the value of the Amalco 1 Common Shares held by Lone Pine immediately before this Step, (ii) the Amalco 1 Preferred Shares held by Wiser Oil will be converted into 252 shares of Amalco 2 Class B common stock with a value approximately equal to the value of the Amalco 1 Preferred Shares held by Wiser Oil immediately before this Step, and (iii) the Amalco 1 Preferred Shares held by Wiser Delaware will be converted into 31 shares of Amalco 2 Class B common stock with a value approximately equal to the value of the Amalco 1 Preferred Shares held by Wiser Delaware immediately before this Step.

8.             Lone Pine will issue Lone Pine common shares to the public, which, together with the issuance of Lone Pine common shares pursuant to its stock incentive plan, will represent no more than 19.9% of the vote and value of its sole class of stock outstanding (the “IPO”).

9.             Lone Pine will transfer to Forest a portion of the proceeds from the IPO (the “Transferred Proceeds”).  Forest will use the Transferred Proceeds to retire a portion of its public debt in December 2011.  No Lone Pine shares will be redeemed, repurchased, or cancelled as part of this Step.

10.           Lone Pine will contribute to Amalco 2, directly and through Wiser Oil and Wiser Delaware, the remaining proceeds from the IPO.

11.           Amalco 2 will use the funds received from Lone Pine in Step 10 to repay the intercompany debt owing from Amalco 2 to Forest and to fund its working capital obligations.  Any shortfall will be borrowed by Amalco 2 under its credit facility.

12.           Forest, as agent for Amalco 1, will pay to the Canada Revenue Agency Amalco 1’s withholding obligation arising from the CFOL Stock Dividend distributed in Step 3.

United States Tax Consequences

The transactions involving the issuance, transfer, and settlement of the Demand Note set forth in Steps 4, 5, and 6 above are being undertaken to achieve a more efficient tax structure from a Canadian perspective, are transitory, and are intended to be disregarded for United States federal income tax purposes.  Similarly, the CFOL Stock Dividend described in Step 3 is being undertaken to achieve a more efficient tax structure from a Canadian perspective and is intended to be disregarded for United States federal income tax purposes.  The amalgamations described in Steps 2 and 7, in substance, merely convert the CFOL common shares into two classes of stock.  As a result, Steps 1, 2, 3, 4, 6 and 7 are intended to qualify as reorganizations pursuant to Sections 368(a)(1)(E) and (F) of the Code (the “Recapitalization”).